Dated 2026 (1) Alamo Group Europe Limited (2) The Persons listed in Schedule 1 SHARE PURCHASE AGREEMENT relating to the sale and acquisition of Econ Engineering Group Limited

TABLE OF CONTENTS

Clause **PAGE**

Clause		PAGE
1	Interpretation	1
2	Sale and purchase	19
3	Purchase price	20
4	Completion	25
5	Escrow agreement	27
6	Completion accounts and price adjustment	30
7	Warranties	31
8	Seller limitations on liability	34
9	Property	41
10	Tax covenant	41
11	Indemnities	42
12	Seller post-completion restrictions	48
13	Confidentiality and announcements	53
14	Further assurance	56
15	Assignment and other dealings	57
16	Sellers' Representative	58
17	No agency	59
18	Entire agreement	59
19	Variation and waiver	59
20	Costs	60
21	Notices	60
22	Joint obligations	62
23	Severance	62
24	Survival	62
25	Third party rights	62
26	Counterparts	63
27	Rights and remedies	63
28	Inadequacy of damages	63
29	Governing law and jurisdiction	63
Schedule 1	Particulars of the Sellers	65
Schedule 2	Particulars of the Company and Subsidiaries	66
Schedule 3	Sellers' obligations at Completion	70
Schedule 4	Warranties	75
Schedule 5	Tax Covenant	141
Schedule 6	Intellectual Property Rights	163
Schedule 7	Information Technology	174
Schedule 8	The Properties	181
Schedule 9	Completion Accounts	201
Schedule 10	Extracted Assets	211

1 This AGREEMENT is made on 2026 BETWEEN: (1) The several persons whose names and addresses are set out in Schedule 1 (Sellers); (2) Alamo Group Europe Limited incorporated and registered in England and Wales with company number 02649656 whose registered office is at Station Road Salford Priors, Evesham, Worcestershire, WR11 8SW (Buyer). BACKGROUND: (A) The Company is a private company limited by shares incorporated in England and Wales with an issued share capital as set out in Part 1 of Schedule 2 of this Agreement. (B) Further particulars of the Company and the Subsidiaries at the date of this Agreement are set out in Schedule 2. (C) The Sellers are the owners, or are otherwise able to procure the transfer, of the legal and beneficial title to the number of Sale Shares set out opposite their respective names in Schedule 1. (D) The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this Agreement. IT IS HEREBY AGREED as follows: 1 INTERPRETATION 1.1 The definitions and rules of interpretation in this clause apply in this Agreement. Accounts the Group Accounts and the Individual Accounts. Accounts Date 31 March 2026. Adjustment Date the fifth Business Day following the date on which the Completion Accounts and the Purchase Price Statement are agreed or determined in accordance with Schedule 9.

2 Agreed Proportions 75.01% rounded (being exactly 28,000,000 divided by 37,333,333) for JL and 24.99% rounded (being exactly 9,333,333 divided by 37,333,333) for the Trustee Sellers. Business the business carried on by the Company and the Subsidiaries, namely the manufacture, servicing, leasing, selling, and reselling of winter and highway maintenance vehicles, including but not limited to gritters, de-icers, snow ploughs, and pothole repair machines; and ownership and operation of fleets of such winter and highway maintenance vehicles, including any part of it. Business Day a day other than a Saturday, Sunday or public holiday in England, or a federal public holiday in the United States of America, when banks in London and New York are open for business. Buyback the purchase by EEL of 2,087 of its own ordinary shares from David Lupton on or about 27 February 2009. Buyer's Solicitors Acuity Law Limited of 3, Assembly Square, Britannia Quay, Cardiff CF10 4PL. CA 2006 the Companies Act 2006. Canalside Canalside Developments (Yorkshire) Limited (company number 04343894) whose registered office is at Stoneacre, Winksley Banks, Winksley, Ripon, North Yorkshire, HG4 3NS. Canalside Loan loan amounts totalling at the date of the Deed of Novation £3,761,237.42 which EEL has previously loaned to Canalside and which are the subject of the Deed of Novation. Cash the aggregate of all cash and cash equivalents held by the Company or any Subsidiary as at the Effective Time, including, but not limited to:

3 1. the cash book balance of all bank accounts, held in any currency, of the Company or any Subsidiary, less the Deposit Cash; 2. all cheques received and paid into any bank account of the Company or any Subsidiary on or before the Effective Time and which clear after the Effective Time; 3. all accrued interest receivable in respect of any bank account of the Company or any Subsidiary in respect of any period prior to the Effective Time; 4. all amounts to be paid to EEL at the direction of JL and/or the Sellers from the Extracted Assets Consideration notwithstanding that they are paid after the Effective Time; 5. the Deposit Cash; and 6. any other item classified as “Cash” in accordance with Schedule 9, in each case calculated in accordance with the accounting principles, policies, standards, practices, rules and estimation techniques set out in paragraphs 4 and 5 of Schedule 9 but excluding any asset included within Working Capital. Claim a claim in respect of any of the Warranties. Company Econ Engineering Group Limited, a company incorporated in England and Wales with company number 14380655 whose registered office is at Econ Engineering Boroughbridge Road, Ripon, North Yorkshire, United Kingdom, HG4 1UE, further details of which are set out in Part 1 of Schedule 2. Completion completion of the sale and purchase of the Sale Shares in accordance with this Agreement. Completion Accounts has the meaning given to it in paragraph 1.1 of Schedule 9.

4 Completion Date the date of this Agreement. Completion Payment an amount equal to £114,337,618.22. Connected has, in relation to a person, the meaning given in section 1122 of the CTA 2010. Control has the meaning given in section 1124 of the CTA 2010, and controls, controlled and the expression change of Control shall be interpreted accordingly. CTA 2009 the Corporation Tax Act 2009. CTA 2010 the Corporation Tax Act 2010. Data Protection Laws has the meaning given in paragraph 25.1 of Part 1 of Schedule 4. Data Room the electronic data room known as ‘Project Cube’, hosted by SmartRoom, comprising the documents and other information relating to the Company and its Subsidiaries made available to the Buyer and its advisers in relation to the Transaction. Data Room Index the index, in agreed form, attached to the Disclosure Letter and showing the contents of the Data Room as at 9:45pm on 26 October 2026. Debt the aggregate of the borrowings and other financial indebtedness in each case of the nature of borrowings in any currency together with accrued interest on such amounts, owed by the Company or any Subsidiary as at the Effective Time, including: 1. the capital element of amounts owing under finance (but not operating) leases, asset finance and hire purchase agreements (but in each case excluding operating leases) whenever payable;

5 2. loans, mortgages, overdrafts, discounting or similar facilities, debt financing, loan stocks, bonds, debentures, loan notes or similar debts or arrangements the purpose of which is to borrow money; 3. accrued fees, costs and charges in respect of any of the above, any early repayment, prepayment or break costs and penalties payable on repayment of such amounts where that repayment is triggered by, or required by the lender, as a result of Completion, and any fees or costs payable to a lender for its consent or waiver in connection with the transactions contemplated by this Agreement; 4. indebtedness under any debt or inventory financing, acceptance credits, letters of credit, derivatives and hedging contracts and factoring arrangements; 5. the costs of the Sellers and their advisers payable by the Company (or its Subsidiaries) and unpaid at the Effective Time, or to be incurred following Completion, directly or indirectly in connection with the transactions contemplated by this Agreement (except where such costs have been discharged in full prior to the Effective Time); 6. transaction bonuses, retention, termination or settlement payments to officers or employees or consultants of the Company (or any Subsidiary) to be paid following the Effective Time pursuant to a contractual obligation which exists at Completion, and, whether or not payable pursuant to a contractual obligation, any transaction bonuses referred to in the completion board minutes of the Company and the Subsidiary (in agreed form), together with any employer’s national insurance contributions and apprenticeship levy payable by the Company or any Subsidiary in respect of them (whether payable before or after the Effective Time) but save to the extent actually paid before the Effective Time;

6 7. all amounts and dividends owing by the Company (or any Subsidiary) to the Sellers or any person Connected with the Sellers (excluding accrued but unpaid remuneration due in the ordinary course of employment of such person, which shall be included in Working Capital); 8. all amounts owing by the Company (or any Subsidiary) to any past or present shareholder of the Company or any person Connected with such shareholder (excluding accrued but unpaid remuneration due in the ordinary course of employment of such person, which shall be included in Working Capital); 9. all corporation Tax liabilities (and any interest and penalties thereon due at the Effective Time) of the Company (and its Subsidiaries) resulting from or in respect of any event occurring before the Effective Time, or in respect of profits earned or accrued or gains arising on or before, or in respect of, any period ending on or before the Effective Time and any amount payable in respect of any Tax under a time-to-pay or deferral arrangement with HMRC, but excluding deferred Tax whether an asset or a liability and excluding (other than any amount overdue or payable under a time-to-pay or deferral arrangement, and other than employer’s national insurance contributions within item 6 above) VAT, PAYE, national insurance contributions, apprenticeship levy and other Taxes (save for corporation Tax) falling due in the ordinary course, which are included in Working Capital; and 10. any other item classified as “Debt” in accordance with Schedule 9, in each case calculated in accordance with the accounting principles, policies, standards, practices, rules and estimation techniques set out in paragraphs 4 and 5 of Schedule 9, but (other than item 9 above) excluding the Preference Shares and

7 any liability for which provision or an accrual is made in calculating Working Capital, and calculated in accordance with paragraph 5.1.2 of Schedule 9. Deed of Novation the deed of novation in agreed form between EEL, Canalside and JL, under which the benefit of the Canalside Loan is novated from EEL to JL, entered into on or before Completion. Deferred Payment Deposit Cash Interest all interest accrued both before (save to the extent already credited to the Deposit Accounts at Completion) and after Completion (up to the date of payment of the whole of the Deposit Cash Deferred Payment) on the Deposit Cash but excluding the Escrow Deposit Cash Interest. Deposit Accounts together the First Deposit Account, the Second Deposit Account and the Third Deposit Account. Deposit Cash the cash sum of £20,797,761.64 belonging to EEL which at Completion is held as to £5,262,230.67 in account number 22041776 (60 day notice account) with Lloyds Bank plc (First Deposit Account) which is released to EEL on 7 December 2026 (First Deposit Account Release Date); as to £10,500,000 in account number 69334544 (95 day notice account) with Barclays Bank plc (Second Deposit Account) which is released to EEL on 12 January 2027 (Second Deposit Account Release Date); and as to £5,035,530.97 in account number 23121805 (1 year fixed term deposit account) with Lloyds Bank plc (Third Deposit Account) which is released to EEL on 23 March 2027 (Third Deposit Account Release Date). Each of the First Deposit Account Release Date, the Second Deposit Account Release Date and the Third Deposit Account Release Date means the date stated above or, if later, the date on which the whole of the sum referred to against that date is received by EEL in cleared funds (and a sum shall be treated as received by EEL on the date it would have been received but for any Encumbrance, withholding or set-off in

8 favour of, or arising from any liability of, the Buyer, the Company or EEL). Deposit Cash Deferred Payment the sum of £8,797,762.64 (plus any Deferred Payment Deposit Cash Interest) comprising that part of the Deposit Cash which will be released by the relevant banks in favour of EEL as to £3,762,231.67 (plus any Deferred Payment Deposit Cash Interest thereon) from the Second Deposit Account on the Second Deposit Account Release Date and as to £5,035,530.97 (plus any Deferred Payment Deposit Cash Interest thereon) from the Third Deposit Account on the Third Deposit Account Release Date. Deposit Cash Escrow Amount the sum of £11,999,999 (plus any Escrow Deposit Cash Interest) being that part of the Deposit Cash which will be released by the relevant banks in favour of EEL as to £5,262,230.67 (plus any Escrow Deposit Cash Interest thereon) from the First Deposit Account on the First Deposit Account Release Date and as to £6,737,768.33 (plus any Escrow Deposit Cash Interest) from the Second Deposit Account on the Second Deposit Account Release Date. Director Loan Account Payment has the meaning set out in clause 3.7. Directors the directors of the Company or any Subsidiary, as set out in Schedule 2, each a Director. Disclosed fairly and accurately disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter. Disclosure Documents the documents listed in the agreed form Data Room Index copies of which are saved on the USB flash drives (or other agreed electronic storage medium) delivered to the Buyer on or around the date of this Agreement, but excluding:

9 (a) the written replies given by or on behalf of the Sellers, the Company or any Subsidiary to written due diligence enquiries raised by or on behalf of the Buyer (other than the written replies to the written enquiries relating to the Properties (including Halesworth) contained in (i) section 15 of the document in the Data Room titled "Project Cube- Buyer – Initial Legal IRL (09.10.2026)", (ii) the folder in the Data Room title "Property" within the folder in the Data Room titled "6. Disclosure Letter" and any sub-folders within, and (iii) the folder in the Data Room titled "15. Real Estate" within the folder in the Data Room titled "1. Legal Due Diligence", and any sub-folders within, (i) to (iii) inclusive being part of the Disclosure Documents); and (b) the documents contained in the folders in the Data Room titled L5.8.1.7, L5.8.1.8, L5.9.2.4, L5.10.5 and L5.11.2. Disclosure Letter the letter, in agreed form, from the Sellers to the Buyer with the same date as this Agreement and described as the Disclosure Letter, together with the Disclosure Documents. Due Amount the amount due for payment by the Sellers to the Buyer in respect of a Resolved Claim. EEL Econ Engineering Limited (company number 00644062), being a Subsidiary, whose details are set out in Part 2 of Schedule 2. EEL Release Letter a letter in agreed form from EEL releasing JL and Canalside from their obligations to pay to EEL their respective shares of the Extracted Assets Consideration following settlement thereof in accordance with the provisions of clauses 4.4 to 4.6 of this Agreement. Effective Time has the meaning given in paragraph 1.1 of Schedule 9. Employee has the meaning given in paragraph 26.1 of Part 1 of Schedule 4.

10 Encumbrance any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement. Escrow Account the interest-bearing deposit account in the name of the Escrow Agent to be opened at the Escrow Bank in accordance with the Escrow Agreement. Escrow Agent Shieldpay, being the escrow agent appointed by the Sellers’ Representative and the Buyer. Escrow Agreement the agreements known as the Escrow Agent service schedule and the income sharing agreement in each case made between the Sellers, the Buyer and the Escrow Agent, each in the agreed form. Escrow Amount £12,000,000. Escrow Bank the bank account of the Escrow Agent. Escrow Deposit Cash Interest all interest accruing on the Deposit Cash Escrow Amount in the period from Completion up to the First Deposit Account Release Date and the Second Deposit Account Release Date respectively. Escrow Period the period of 18 months commencing on the date of this Agreement. Estimated Amount the amount which the Buyer, acting reasonably and in good faith, considers is reasonably required to satisfy an Outstanding Claim. Estimated Cash the Sellers’ good faith estimate of the Cash, as set out in the Estimates Statement. Estimated Debt the Sellers’ good faith estimate of the Debt, as set out in the Estimates Statement.

11 Estimated Working Capital the Sellers’ good faith estimate of the Working Capital, as set out in the Estimates Statement. Estimates Statement the statement, in agreed form, prepared on a basis consistent with the principles and policies set out in Schedule 9, setting out a good faith estimate of the Cash, Debt and Working Capital as at the Effective Time, together with the resulting calculation of the Completion Payment. Extracted Assets the assets previously belonging to EEL which are detailed in Schedule 10 and which have been transferred either to Canalside or to JL, beneficially in the case of the Moorings as acknowledged by the Buyer in clause 14.3 (as stated in Schedule 10), each for the consideration amounts set out in Schedule 10 (which together comprise the Extracted Assets Consideration) which immediately prior to Completion all remain unpaid to EEL by Canalside or JL (as the case may be), and in respect of which payment of such consideration to EEL is dealt with on Completion in accordance with the provisions of clauses 4.3 to 4.8. Extracted Assets Consideration the total sum of £13,502,140.32 due to EEL (including the Canalside Loan), comprising (in respect of the Extracted Assets) £5,688,745.92 due from JL and £7,813,394.40 due from Canalside, as detailed in Schedule 10. FRS 102 Financial Reporting Standard 102: The Financial Reporting Standard applicable in the UK and Republic of Ireland as issued by the UK Financial Reporting Council and in force for the accounting period ended on the Accounts Date. Fundamental Warranties the Warranties set out in paragraph 1, paragraph 2.2, paragraph 2.4 and paragraph 2.7 of Part 1 of Schedule 4, each a Fundamental Warranty. Fundamental Warranty Claim a claim by the Buyer in respect of any of the Fundamental Warranties.

12 Group in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group. For the avoidance of doubt, references in this Agreement to the Buyer's Group include, from Completion, the Company and the Subsidiaries (unless expressly stated otherwise). Group Accounts the audited consolidated accounts of the Company and the Subsidiaries (prepared under section 399 of the CA 2006) for the accounting period ended on the Accounts Date, including the statement of financial position as at the Accounts Date and the income statement and statement of other comprehensive income, the statement of cash flows and statement of changes in equity for the accounting period ended on the Accounts Date, and the related notes to such accounts as required by law and applicable accounting standards, copies of which are included in the Disclosure Documents. GTC Contract the contract between EEL and GTC for the supply of electricity to the three substations on the Sowerby Property and the Transferred Sowerby Land. Halesworth Property the property at Halesworth referred to in part 2B of Schedule 8. HMRC HM Revenue & Customs. IHTA 1984 the Inheritance Tax Act 1984. Indemnity Claim a claim under any of the indemnities in clause 11. Individual Accounts the audited individual company accounts of each Subsidiary (prepared under section 394 of the CA 2006) for the accounting period ended on the Accounts Date, including the statement of financial position as at the Accounts Date, and the income statement and statement of other comprehensive income, and

13 statement of changes in equity for the accounting period ended on the Accounts Date, and the related notes to the accounts as required by law and applicable accounting standards, copies of which are included in the Disclosure Documents. Intellectual Property Rights has the meaning given in paragraph 23.1 of Part 1 of Schedule 4. ITEPA 2003 the Income Tax (Earnings and Pensions) Act 2003. Joint Transfer Instruction a joint transfer instruction notice in the form appended to the Escrow Agreement. JL or Jonathan Lupton Jonathan Lupton, being one of the Sellers, as further detailed in Schedule 1. Leasehold Properties has the meaning given in paragraph 29.1 of Part 1 of Schedule 4. Management Accounts the unaudited statement of financial position of EEL as at 31 August 2026, together with its unaudited income statement for the period of 5 months ended 31 August 2026, (a copy of which is included in the Disclosure Documents). Moorings two berths (being moorings for a boat) located at the Port of Adriano, known as berths D24 and H30. Outstanding Claim a Relevant Claim that has been notified by the Buyer to the Sellers’ Representative in writing pursuant to clause 21. Ordinary Share Price has the meaning given in clause 3.2.2. Ordinary Shares 28,000,000 A ordinary shares of £1.00 each in the issued share capital of the Company and 9,333,333 B ordinary shares of £1.00 each in the issued share capital of the Company. Pension Scheme the:

14 • People's Pension auto-enrolment occupational pension scheme (Auto-Enrolment Scheme); and • Aviva personal pension scheme (Personal Pension Scheme), (the Auto-Enrolment Scheme and the Personal Pension Scheme, each a Pension Scheme and, together, the Pension Schemes). Preference Shares 4,666,667 preference shares of £1.00 each in the issued share capital of the Company. Preference Share Price £4,666,667 payable in respect of the purchase of the Preference Shares from the Trustee Sellers. Previous Accounts the accounts corresponding to the Group Accounts or, as applicable, the Individual Accounts for the two accounting periods immediately before the accounting period ended on the Accounts Date. Previously-owned Land and Buildings has the meaning given in paragraph 29.1 of Part 1 of Schedule 4. Properties has the meaning given in paragraph 29.1 of Part 1 of Schedule 4. Purchase Price has the meaning given in clause 3.1. Purchase Price Statement has the meaning given to it in paragraph 1.1 of Schedule 9. RHA Truck Cartel Claim the class action claim co-ordinated and brought by the Road Haulage Association Limited, as class representative and by RHA Used Trucks Limited, as sub-class representative, against Man SE and others (being a group of major European truck manufacturers) as the defendants, of which EEL has certain

15 rights (under a collective proceedings order) in respect of the benefit of such class action claim. Recovery Costs in relation to any recovery from a third party, all reasonable costs, charges and expenses (including professional fees) incurred by the Buyer or any member of the Buyer's Group in making or pursuing it, any Tax payable on the amount recovered, and (if the third party from whom the recovery is received is an insurer) any resulting increase in insurance premium. Relevant Claim a Claim, a claim under the Tax Covenant or an Indemnity Claim. Resolved Claim a Relevant Claim that has been agreed (as to both liability and quantum) in writing between the Buyer and such of the Sellers against whom that Relevant Claim is brought or finally determined (as to both liability and quantum) by a court of competent jurisdiction or which has been unconditionally withdrawn by the Buyer or which has been deemed withdrawn in accordance with clause 8.9. Ripon Blocks A-C the land at Ripon known as Block A-C transferred by EEL to Canalside immediately before Completion being all the land registered with title number NYK241291 and forming part of the Extracted Assets. Sale Shares the number and class of shares in the Company as set out in Part 1 of Schedule 2, all of which are issued and fully paid or credited as fully paid, and which comprise the whole of the issued share capital of the Company, namely the Ordinary Shares and the Preference Shares. Sellers’ Representative Jonathan Lupton, or such other person as the Sellers may nominate as a replacement in accordance with clause 16.2. Sellers' Solicitors Andrew Jackson Solicitors LLP, Marina Court, Castle Street, Hull, East Yorkshire, HU1 1TJ.

16 Sowerby Property the property at Sowerby referred to in Part 1 of Schedule 8. Specified Software Spargo Touch (including the software licensed or supplied by Digitek), Spargo X and Fleet 247 (including its bespoke version). Subsidiaries the companies, brief details of which are set out in Part 2 of Schedule 2, each a Subsidiary. subsidiary undertaking a subsidiary undertaking as defined in section 1162 of the CA 2006. Target Working Capital £8,107,798.15. Tax has the meaning given in paragraph 1.1 of Schedule 5. Tax Authority has the meaning given in paragraph 1.1 of Schedule 5. Tax Claim has the meaning given in paragraph 1.1 of Schedule 5. Tax Covenant the covenant relating to Tax set out in Schedule 5. Tax Statute has the meaning given in paragraph 1.1 of Schedule 5. Tax Warranties the Warranties set out in Part 2 of Schedule 4. TCGA 1992 the Taxation of Chargeable Gains Act 1992. Third Party Dispute any dispute, claim, demand, action or proceedings which the Buyer becomes aware of between the Buyer or any member of the Buyer’s Group and a third party which is reasonably likely to give rise to a Claim. TMA 1970 the Taxes Management Act 1970. Transaction the transaction contemplated by this Agreement or any part of that transaction.

17 Transaction Documents this Agreement, the Disclosure Letter and any other document entered into by any party on or about the date of this Agreement in connection with the Transaction, each a Transaction Document. Transferred Sowerby Land the land at Sowerby transferred by EEL to Canalside immediately before Completion being part of the land registered with title number NYK482898 and forming part of the Extracted Assets. Trustee Sellers the trustees of the discretionary will fund of the Andrew Lupton will trust, being Karen Lupton, Thomas Lupton and Rachel Lupton and being together one of the Sellers, whose further details are set out in Schedule 1. VATA 1994 the Value Added Tax Act 1994. Warranties the warranties given by the Sellers pursuant to clause 7 and set out in Schedule 4, each a Warranty. Working Capital the aggregate current assets (except for deferred Tax and those included within Cash) less the aggregate liabilities (except for deferred Tax and except for those liabilities included within Debt, including item 9 of the definition of Debt, but including VAT, PAYE and national insurance contributions falling due in the ordinary course (other than any employer’s national insurance contributions within item 6 of that definition)) of the Company or any Subsidiary as at the Effective Time, calculated on a consolidated basis in accordance with the accounting principles, policies, standards, practices, rules and estimation techniques set out in paragraphs 4 and 5 of Schedule 9, together with any other item to be classified as “Working Capital” in accordance with Schedule 9. 1.2 Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement. 1.3 References to clauses and Schedules are to the clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

18 1.4 The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules. 1.5 A reference to this Agreement or any other agreement or document, is a reference to this Agreement or such other agreement or document, in each case as varied from time to time. 1.6 Unless the context otherwise requires, words in the singular include the plural and the plural include the singular. 1.7 Unless the context otherwise requires, a reference to one gender includes a reference to the other genders. 1.8 A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality). 1.9 This Agreement shall be binding on and enure to the benefit of the parties to this Agreement and their respective personal representatives, successors and permitted assigns, and references to a party include that party's personal representatives, successors and permitted assigns. 1.10 A reference to a company includes any company, corporation or other body corporate, wherever and however incorporated or established. 1.11 A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the CA 2006. 1.12 A reference to the Sellers shall include a reference to each of them. 1.13 Unless expressly provided otherwise in this Agreement, a reference to writing or written excludes fax but not email. 1.14 Any words following the terms including, include, in particular, for example or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms. 1.15 References to a document in the agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

19 1.16 Unless expressly provided otherwise in this Agreement, a reference to legislation or a legislative provision: 1.16.1 is a reference to it as amended, extended or re-enacted from time to time provided that, as between the parties, no such amendment, extension or re- enactment made after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party; 1.16.2 includes all subordinate legislation made from time to time under that legislation or legislative provision. 1.17 Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction. 1.18 Any obligation on a party not to do something includes an obligation not to allow that thing to be done. 2 SALE AND PURCHASE 2.1 On the terms of this Agreement, at Completion the Buyer shall buy and each of the Sellers shall sell those of the Sale Shares set out against their respective names in Schedule 1 with full title guarantee and free from all Encumbrances, together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date. 2.2 Each Seller waives any rights of pre-emption or other restrictions on transfer in respect of the Sale Shares (or any of them) conferred by the Company's articles of association or otherwise and shall, on or before Completion, procure the irrevocable waiver of any such rights or restrictions conferred on any other person who is not a party to this Agreement. 2.3 The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares takes place simultaneously.

20 3 PURCHASE PRICE 3.1 The Purchase Price in respect of the Sale Shares shall be an amount equal to £120,000,000, adjusted as follows: 3.1.1 plus an amount equal to the Cash; 3.1.2 minus an amount equal to the Debt; 3.1.3 plus or minus, as applicable, the amount by which the Working Capital exceeds or is less than the Target Working Capital; and 3.1.4 plus an amount equal to the sum (if any) received by EEL or any other member of the Buyer's Group in respect of the RHA Truck Cartel Claim (less any related Recovery Costs and less any payments due from EEL or any other member of the Buyer's Group to any third party in connection therewith). 3.2 The Purchase Price shall be allocated as follows: 3.2.1 first, an amount equal to the Preference Share Price to the Trustee Sellers in respect of the Preference Shares; and 3.2.2 the balance (the Ordinary Share Price) to the Sellers in respect of the Ordinary Shares, in the Agreed Proportions. The amount allocated under clause 3.2.1 shall be fixed at the Preference Share Price, notwithstanding any adjustment to the Purchase Price under this Agreement (save in the event of a breach by the Trustee Sellers of the Fundamental Warranties given by them solely in respect of the Preference Shares), and any adjustment to the Purchase Price shall be made to the Ordinary Share Price only. 3.3 On Completion, the Buyer shall pay the Completion Payment on account of the Purchase Price in accordance with clause 3.10 and as follows: 3.3.1 £1 on account of the Escrow Amount into the Escrow Account in accordance with clause 3.7, out of the amount of the Completion Payment allocated to the Ordinary Shares; 3.3.2 an amount equal to the Preference Share Price to the Trustee Sellers; and

21 3.3.3 the balance of the Completion Payment to the Sellers, in the Agreed Proportions, in accordance with clause 4.2.2 subject to the provisions of clause 4.4; 3.4 Within 5 Business Days after the Second Deposit Account Release Date the Buyer shall pay in accordance with clause 3.10 and without any deduction, withholding or set off whatsoever, £3,762,231.67 (plus an amount equal to any Deferred Payment Deposit Cash Interest actually received by EEL thereon, less Notional Tax on that interest as provided in clause 3.18) to the Sellers in the Agreed Proportions. 3.5 Within 5 Business Days after the Third Deposit Account Release Date the Buyer shall pay in accordance with clause 3.10 and without any deduction, withholding or set off whatsoever, £5,035,530.97 (plus an amount equal to any Deferred Payment Deposit Cash Interest actually received by EEL thereon, less Notional Tax on that interest as provided in clause 3.18) to the Sellers in the Agreed Proportions. 3.6 The Estimates Statement has been used solely for the purpose of calculating the Completion Payment and is without prejudice to the determination of the final Purchase Price in accordance with clause 6 and Schedule 9. 3.7 The remainder of the Escrow Amount (after the payment of £1 in accordance with clause 3.3.1) shall be paid in sterling by electronic transfer of immediately available funds and without any deduction, withholding or set off (save in accordance with clause 5.2 and the other provisions of clause 5 that would then apply) to the Escrow Account by the Buyer: 3.7.1 as to the sum of £5,262,230.67 (plus any Escrow Deposit Cash Interest actually received by EEL thereon, less Notional Tax on that interest as provided in clause 3.18) within 5 Business Days after the First Deposit Account Release Date; and 3.7.2 as to the sum of £6,737,768.33 (plus any Escrow Deposit Cash Interest actually received by EEL thereon, less Notional Tax on that interest as provided in clause 3.18) within 5 Business Days after the Second Deposit Account Release Date. 3.8 The Purchase Price shall be apportioned between the Sellers in accordance with clause 3.2 and as set out opposite their respective names in Schedule 1. 3.9 The Buyer acknowledges that the sum of £6,062,186.16, being a sum equal to the full amount (including any interest) previously due from EEL and the Company to JL (the Director Loan Account Payment), was paid by EEL or the Company to JL prior to

22 Completion in full and final settlement of all sums (together with interest) due to JL from EEL and from the Company in respect of his director's loan account. JL confirms that the Director Loan Account Payment has been paid to him by EEL and as a result irrevocably agrees with the Buyer that save as otherwise set out in this Agreement (including without limitation the matters referred to in clause 4.8), no further sums of any kind are at Completion owed to JL by EEL or the Company (without prejudice to JL's rights to receive his salary and other benefits under the terms of his fixed term employment agreement entered into in the agreed form on Completion). For the avoidance of doubt, the Director Loan Account Payment amount is separate from the Extracted Assets Consideration. 3.10 All payments to be made to the Sellers under this Agreement shall be made in sterling by electronic transfer of immediately available funds to the Sellers' Solicitors (who are irrevocably authorised by the Sellers to receive the same) by way of a payment from the Buyer's solicitors client account to the Sellers' Solicitors' client account, the details of which the Sellers’ Solicitors have provided to the Buyer's Solicitors prior to the Completion Date, and verified on a telephone call between representatives of both firms and payment in accordance with this clause shall be a good and valid discharge of the Buyer's obligations to pay the sum in question, and the Buyer shall not be concerned to see the application of the monies so paid. At the Sellers' sole discretion, they may choose to receive payment of any part of the Purchase Price due to be paid after the date of this Agreement directly from the Buyer. 3.11 The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for any: 3.11.1 Claim; 3.11.2 Indemnity Claim; or 3.11.3 claim under the Tax Covenant, provided that no such payment shall reduce the amount allocated to the Trustee Sellers under clause 3.2.1, save for a payment in respect of a breach of the Fundamental Warranties referred to in clause 3.2. 3.12 Any payment of that part of the Purchase Price due in accordance with clause 3.1.4 in respect of the RHA Truck Cartel Claim shall be paid in accordance with the provisions of clause 3.8 on or before the tenth Business Day after receipt by EEL (or any other member

23 of the Buyer's Group) of any settlement (or equivalent) payment(s) in respect of the RHA Truck Cartel Claim. 3.13 The Buyer agrees with the Sellers to permit the Company to continue to liaise with the RHA as reasonably necessary after Completion (with Beverley Shepherd dealing provided it does not interfere with her day to day role within EEL) such that EEL may continue to participate in the RHA's class action so as to maintain EEL's rights to benefit from any settlement of the RHA Truck Cartel Claim if such claim is successful. 3.14 Notwithstanding clause 3.13, the Buyer shall be entitled to terminate EEL's participation in the RHA’s class action if: 3.14.1 it reasonably believes that continued participation will or is likely to be materially adversely prejudicial to the Business or the interests of EEL or the Buyer or any other member of the Buyer's Group; or 3.14.2 there are costs to pay to maintain EEL's participation in the class action which are more than merely incidental (unless the Sellers' Representative agrees to pay EEL an equivalent sum to such costs in advance of any requirement for EEL to pay them for the continuance of its participation in the class action). 3.15 The Purchase Price, the Completion Payment, and the Cash, Debt and Working Capital (and their estimated equivalents) shall be calculated in accordance with paragraph 5.1.2 of Schedule 9 (no double counting). 3.16 The Buyer undertakes with the Sellers that until all of the Deposit Cash (and Deferred Payment Deposit Cash Interest and Escrow Deposit Cash Interest thereon) has been released from the Deposit Accounts and either: 3.16.1 in the case of the Deposit Cash Escrow Amount, an amount equivalent to the Deposit Cash Escrow Amount has been paid into the Escrow Account (or otherwise dealt with in accordance with the provisions of clause 5 if clause 5.2 applies); and 3.16.2 in the case of the Deposit Cash Deferred Payment, an amount equivalent to the Deposit Cash Deferred Payment has been paid by the Buyer to the Sellers, the Buyer will comply with the provisions of clause 3.17. 3.17 The Buyer will not, and will procure that the Company and EEL will not:

24 3.17.1 give or enter into or otherwise permit to exist or come into existence any Encumbrance in any way attaching to or otherwise encompassing the Deposit Cash or the Deposit Accounts save for:- 3.17.1.1 the rights of either Lloyds Bank plc or Barclays Bank plc to require the Deposit Cash (or certain amounts of it) to be retained in their respective Deposit Accounts until, in the case of Barclays Bank plc, the Second Deposit Account Release Date and, in the case of Lloyds Bank plc, the Third Deposit Account Release Date; and 3.17.1.2 the rights of the Buyer, in relation to the Deposit Cash Escrow Amount only, under the provisions of clause 5 if clause 5.2 applies; 3.17.2 sell, transfer or otherwise deal (or purport to sell, transfer or deal) with the Deposit Cash or the Deposit Accounts, save for giving notices and instructions to the banks to obtain release, receiving the released funds, applying them in satisfaction of clauses 3.4, 3.5 and 3.7, and retaining Notional Tax in accordance with clause 3.18. 3.18 Notwithstanding any other provision of this Agreement, each amount of Deferred Payment Deposit Cash Interest or Escrow Deposit Cash Interest that is payable under clauses 3.4, 3.5, 3.7.1 and 3.7.2 shall be paid after deducting the Notional Tax on that interest, and the Buyer shall retain the Notional Tax for the account of EEL (or the Company) save to the extent that such Notional Tax has been accounted for in the Completion Accounts. 3.19 Notional Tax means, in respect of any interest, an amount equal to that interest multiplied by the main rate of corporation tax applicable to EEL (or the Company) for the accounting period in which that interest accrues, calculated without regard to any Relief or to any other income, profits or gains of EEL, the Company or any member of the Buyer’s Group. 3.20 The deduction of Notional Tax is in full and final satisfaction of any Tax payable by EEL or the Company in respect of the interest referred to in clause 3.18, and no further sum shall be payable by the Buyer or the Sellers on account of that Tax. 3.21 The Buyer shall not be entitled to make a claim under the Tax Covenant in respect of Tax on any interest to the extent that Notional Tax has been deducted on that interest under this clause.

25 4 COMPLETION 4.1 Completion shall take place on the Completion Date at such place as is agreed by the parties. 4.2 At Completion: 4.2.1 the Sellers shall: 4.2.1.1 deliver (or cause to be delivered) to the Buyer the items listed in paragraph 1 of Schedule 3; and 4.2.1.2 procure that a board meeting of the Company and each Subsidiary is held at which the matters set out in paragraph 2 of Schedule 3 are carried out. 4.2.2 the Buyer shall (subject to the Sellers complying with clause 4.2.1) pay the Completion Payment in accordance with clause 3.3 (the amount payable to the Sellers pursuant to clause 3.3.3 being reduced by the Extracted Assets Consideration, which shall be paid to EEL in accordance with clause 4.4) and deliver (or cause to be delivered) to the Sellers: 4.2.2.1 this Agreement, duly executed by the Buyer; 4.2.2.2 an acknowledgement of the Disclosure Letter, signed by the Buyer and the Data Room Index, initialled by or on behalf of the Buyer; 4.2.2.3 the Escrow Agreement; 4.2.2.4 the EEL Release Letter; and 4.2.2.5 a copy of the resolution, in agreed form, of (i) the Buyer's board of directors and (ii) Alamo Group Inc.’s board of directors approving the Transaction and the execution and delivery of the Transaction Documents to be delivered by the Buyer at Completion. 4.3 The Buyer acknowledges that, following the transfer of the Extracted Assets by EEL to JL or to Canalside respectively prior to Completion (the details of which are set out in Schedule 10), the Extracted Assets Consideration remains unpaid and owing to EEL immediately prior to Completion.

26 4.4 JL hereby irrevocably instructs and authorises the Buyer to pay to EEL on Completion, out of the amount of the Completion Payment otherwise payable to JL under clause 3.3.3, an amount equal to the Extracted Assets Consideration, in satisfaction of the obligations of JL and Canalside to pay the Extracted Assets Consideration to EEL. 4.5 Payment under clause 4.4 shall be made on Completion from the Buyer's Solicitors to the Sellers' Solicitors and, forthwith after receipt of such payment, by the Sellers' Solicitors to EEL's bank account, details of which have been provided by the Sellers Solicitors to the Buyer's Solicitors before Completion and verified by a telephone call between representatives of the Buyer's Solicitors and the Sellers' Solicitors, and all of the parties agree that payment made in accordance with this clause 4.5 shall be a good and valid discharge of the Buyer's obligations under clause 4.4. 4.6 On receipt by EEL in cleared funds of the payment made under clause 4.4, the obligations of JL and Canalside to pay the Extracted Assets Consideration to EEL shall be fully and irrevocably discharged, and the Buyer shall procure that EEL delivers the EEL Release Letter to JL and Canalside on Completion confirming such discharge. 4.7 The parties acknowledge that, as part of the extraction of the Extracted Assets, the Canalside Loan novated from EEL to JL for the amount set out in Schedule 10 (such sum being the full amount outstanding under the Canalside Loan, including all accrued interest, as at the effective date of the Deed of Novation), and that such amount forms part of the Extracted Assets Consideration. Any price or consideration payable by JL under the Deed of Novation shall be satisfied solely by the payment made under clause 4.4, and no further amount shall be payable by JL to EEL in respect of the Canalside Loan. The Sellers confirm that the Deed of Novation does not release or waive any right or claim of EEL against Canalside other than in respect of the Canalside Loan. Nothing in clauses 4.3 to 4.8 or elsewhere in this Agreement shall discharge or release Canalside from its obligations to JL under the Canalside Loan following its novation. 4.8 With effect from Completion, in consideration of the payment made by the Buyer under clause 4.4 and the release given by EEL under the EEL Release Letter, JL irrevocably and unconditionally releases and forever discharges each member of the Buyer's Group (including, from Completion, the Company and each Subsidiary) from any and all claims, demands, actions or proceedings of any nature whatsoever, whether known or unknown, arising out of or in connection with the Extracted Assets, and shall procure that Canalside gives a release in equivalent terms through the Deed of Novation, save in each case in respect of any rights or obligations under:

27 4.8.1 this Agreement or any other Transaction Document (including the Deed of Novation and the transfer documents relating to the Extracted Assets); 4.8.2 the Sowerby property option agreement; 4.8.3 any lease or licence of any Property under which Canalside is landlord or licensor and the Company or any Subsidiary is tenant or licensee; 4.8.4 the agreement governing the use by EEL of various vehicles (including vintage vehicles) and a registration plate, all owned by JL, in accordance with (and as detailed in) such agreement, a copy of which is included at Document 13.1.1.11 of the Data Room. 4.9 Within 5 Business Days after Completion, the Sellers shall deliver to the Buyer all records, correspondence, documents, files, memoranda and other papers relating to the Company or the Subsidiaries which are in their possession and which are not kept at any of the Properties and which are not required to be delivered at Completion. 5 ESCROW AGREEMENT 5.1 As security for the due and punctual fulfilment by the Sellers of their obligations under clause 6 (Completion Accounts and Price Adjustment), clause 7 (Warranties) and Schedule 4, under clause 11 (Indemnities), and under the Tax Covenant, the Escrow Amount shall be paid in accordance with clauses 3.3.1, 3.7.1 and 3.7.2 into the Escrow Account to be held in accordance with the Escrow Agreement. 5.2 Pending payment of the Deposit Cash Escrow Amount into the Escrow Account, the Buyer shall be entitled (so far as possible) to treat the Deposit Cash Escrow Amount as if it were already part of the Escrow Amount contained in the Escrow Account such that the provisions of clauses 5.3 to 5.9 shall apply to the Deposit Cash Escrow Amount notwithstanding that such sum is not yet within the Escrow Account. Nothing in this clause 5.2 shall prejudice the obligation of the Buyer to pay a sum equal to the Deposit Cash Escrow Amount into the Escrow Account in accordance with the requirements of clauses 3.7.1 and 3.7.2 unless before the Second Deposit Account Release Date a Relevant Claim has become a Resolved Claim in which event a Due Amount up to (but not exceeding) the lower of the Due Amount and the Escrow Amount may be retained by the Buyer in the Company instead of being paid into the Escrow Account and such retained amount shall be treated as if it had been in the Escrow Account and then paid out of the Escrow Account to the Buyer in accordance with clause 5.5. For the avoidance of doubt,

28 if a Due Amount is retained by the Buyer as permitted in accordance with this clause 5.2, that Due Amount shall still satisfy the calculation of the total Escrow Amount at the agreed sum under this Agreement of £12,000,000 and there shall be no obligation on the Sellers to make any additional payments into the Escrow Account. 5.3 If, during the Escrow Period, there is an Outstanding Claim, the Buyer may notify the Sellers' Representative of an Estimated Amount and, upon such notice, an amount equal to the Estimated Amount (or, if less, the balance of the Escrow Account not already reserved under this clause 5.3) shall be reserved from the Escrow Amount pending resolution of the Outstanding Claim. The Buyer shall not require payment from the Sellers directly in respect of an Outstanding Claim to the extent the amount so reserved is sufficient to satisfy it, subject to clauses 5.4 and 5.8.4. 5.4 If a Due Amount is not satisfied in full from the Escrow Account, nothing in this Agreement will prevent or otherwise restrict the Buyer’s right to recover the balance from the Sellers and the Due Amount (to the extent not satisfied) will remain due and payable by, and fully enforceable against, the Sellers. 5.5 The Buyer and the Sellers’ Representative will, as soon as reasonably practicable following a Relevant Claim becoming a Resolved Claim and the corresponding Due Amount being ascertained (and in any event within five Business Days of the Relevant Claim becoming a Resolved Claim), sign and issue to the Escrow Agent a Joint Transfer Instruction instructing the Escrow Agent to transfer the Due Amount (to the extent available from the Escrow Amount) to the Buyer's Solicitors. The Sellers’ Representative shall not unreasonably withhold, condition or delay execution of any such Joint Transfer Instruction. 5.6 On the expiry of the Escrow Period, if: 5.6.1 there are no Outstanding Claims or Due Amounts, the Buyer and the Sellers’ Representative will, as soon as reasonably practicable and in any event within five Business Days of the expiry of the Escrow Period, sign and issue to the Escrow Agent a Joint Transfer Instruction instructing the Escrow Agent to make a payment of the balance of the Escrow Amount to the Sellers’ Solicitors on behalf of the Sellers from the Escrow Account and the Buyer shall not unreasonably withhold, condition or delay execution of any such Joint Transfer Instruction; or

29 5.6.2 there are any Outstanding Claims or unpaid Due Amounts at the expiry of the Escrow Period, an amount equal to: 5.6.2.1 the aggregate reserved amounts under clause 5.3 in respect of those Outstanding Claims; and 5.6.2.2 any unpaid Due Amounts, shall remain in the Escrow Account until those Outstanding Claims become Resolved Claims and any unpaid Due Amounts have been satisfied, with the balance being paid to the Sellers in the manner described in clause 5.6.1. 5.7 Following expiry of the Escrow Period, to the extent that an Estimated Amount retained in respect of an Outstanding Claim in accordance with clause 5.6.2 exceeds the corresponding Due Amount ultimately agreed or determined, the Buyer and the Sellers’ Representative shall, as soon as reasonably practicable following agreement or determination of the relevant Due Amount, sign and issue to the Escrow Agent a Joint Transfer Instruction instructing the Escrow Agent to transfer the excess to the Sellers’ Solicitors on behalf of the Sellers from the Escrow Account. The Buyer shall not unreasonably withhold, condition or delay execution of any such Joint Transfer Instruction. Prior to expiry of the Escrow Period, to the extent that an Estimated Amount reserved under clause 5.3 in respect of an Outstanding Claim exceeds the corresponding Due Amount ultimately agreed or determined, the excess shall cease to be reserved but shall remain in the Escrow Account. 5.8 The parties agree that: 5.8.1 any interest that accrues on the Escrow Amount (including any Escrow Deposit Cash Interest) shall be credited to the Escrow Account and any payment of principal out of the Escrow Account pursuant to this clause 5 or clause 6.2.2 shall include a payment of the interest earned (including any Escrow Deposit Cash Interest) on that principal sum; 5.8.2 the liability to taxation on any interest on the Escrow Amount (or any part thereof) shall be borne by the party ultimately entitled to that interest; 5.8.3 Any payments made from the Escrow Amount to the Buyer under this Agreement shall (to the extent permitted at law) be treated as a reduction of the Purchase Price and, subject to clause 3.11, any such payments from the Escrow

30 Account to the Buyer shall be apportioned between the Sellers in the Agreed Proportions unless such payment either (a) relates to a Fundamental Warranty Claim in which event the whole payment for a breach of a Fundamental Warranty by JL shall be a reduction of that part of the Purchase Price payable to JL and the whole payment for a breach of a Fundamental Warranty by the Trustee Sellers shall be a reduction of that part of the Purchase Price payable to the Trustee Sellers or (b) relates to an Indemnity Claim in respect of an indemnity in clause 11 given only by JL in which event the whole payment shall be treated as a reduction of that part of the Purchase Price paid to JL; 5.8.4 Nothing in this clause 5 will prejudice, limit or otherwise affect any right or remedy the Buyer may have against the Sellers from time to time, whether arising under this Agreement or any of the documents executed pursuant to this Agreement save (in accordance with clause 5.3) to the extent the recovery of a payment by the Buyer for an Outstanding Claim is restricted because the sum reserved for such Outstanding Claim is held in the Escrow Account and save as set out in clause 5.2; and 5.8.5 Payment in accordance with this clause to a party’s solicitors shall be good and valid discharge of the obligation to pay the sum in question, and the other party shall not be concerned to see the application of the monies so paid. 5.9 The fees and expenses of the Escrow Agent shall be borne equally by the Buyer and the Sellers (the Sellers’ share to be in the Agreed Proportions). 6 COMPLETION ACCOUNTS AND PRICE ADJUSTMENT 6.1 The parties shall procure that the Completion Accounts and the Purchase Price Statement are prepared and agreed or determined (as the case may be) in accordance with Schedule 9. 6.2 The following payments shall be made no later than the Adjustment Date: 6.2.1 if the amount of the Purchase Price as shown in the Purchase Price Statement exceeds the Completion Payment, the Buyer shall pay to the Sellers, in the Agreed Proportions, an amount equal to the excess; or 6.2.2 if the amount of the Purchase Price as shown in the Purchase Price Statement is less than the Completion Payment, the Buyer and the Sellers' Representative

31 shall, as soon as reasonably practicable following agreement or determination of the Purchase Price Statement (and in any event within five Business Days), sign and issue to the Escrow Agent a Joint Transfer Instruction instructing the Escrow Agent to transfer an amount equal to the shortfall to the Buyer's Solicitors from the Escrow Account. The Sellers' Representative shall not unreasonably withhold, condition or delay execution of any such Joint Transfer Instruction. To the extent that the shortfall exceeds the amount then standing to the credit of the Escrow Account, the Sellers shall (severally, in the Agreed Proportions) pay the excess to the Buyer on or before the Adjustment Date. For the purposes of this clause 6.2, the amount of the Purchase Price shown in the Purchase Price Statement shall be reduced by the Deposit Cash, the Deposit Cash being payable only in accordance with clauses 3.4, 3.5 and 3.7 and, as regards the Deposit Cash Escrow Amount, clause 5. 6.3 Any payment due to the Sellers under clause 6.2.1 shall be made by electronic transfer by or on behalf of the Buyer to the client account of the Sellers' Solicitors, and any payment due to the Buyer under clause 6.2.2 (other than from the Escrow Account) shall be made by the Sellers by electronic transfer to such account as the Buyer nominates in writing, in each case on or before the Adjustment Date. If any party fails to make any such payment by the Adjustment Date, or the Sellers’ Representative fails to sign a Joint Transfer Instruction as required by clause 6.2.2, the defaulting party (or, in the case of a failure by the Sellers’ Representative, the Seller) shall pay interest on the unpaid amount from the Adjustment Date to the date of actual payment (or release), whether before or after judgment, at the rate of 4% per annum over the Bank of England's base rate (or at 4% for any period that the Bank of England's base rate is zero or less than zero). 7 WARRANTIES 7.1 Subject to the provisions of clauses 7.7 and 7.8, the Sellers severally warrant to the Buyer that except as Disclosed, each Warranty is true and accurate as at the date of this Agreement. 7.2 Any Warranty qualified by the expression so far as the Sellers are aware or any similar expression is deemed to be given to the best of the knowledge, information and belief of the Sellers after they have made due and careful enquiries of: 7.2.1 each other Seller;

32 7.2.2 Timothy Ward; 7.2.3 Timothy Cross; 7.2.4 Beverley Shepherd; and 7.2.5 Thomas Lupton but not for the avoidance of doubt of any third party. 7.3 Each Warranty is separate and independent and, unless specifically provided otherwise, is not limited by reference to any other Warranty or any other provision in this Agreement. 7.4 The following provisions apply in respect of matters Disclosed and the Buyer’s knowledge: 7.4.1 Subject to clause 7.4.2, except for the matters Disclosed (and save that this exception shall not apply to any Fundamental Warranty Claim), no information of which the Buyer (or any of its agents or advisers) has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Buyer or on its behalf), shall prejudice or prevent any Claim, or reduce the amount recoverable under any Claim. 7.4.2 The Sellers shall not be liable for a Claim (other than a Fundamental Warranty Claim) to the extent that a specific matter was actually known at Completion by any of Andrew Sefzik, Edward Rizzuti or Colin Taylor to be a breach of Warranty, and the knowledge of no other person (including any agent or adviser of the Buyer) shall be attributed to any of them for that purpose. 7.4.3 No information or knowledge referred to in clause 7.4.1 or clause 7.4.2, whether or not Disclosed, shall prejudice or prevent any Indemnity Claim or any claim under the Tax Covenant, or reduce the amount recoverable under any of them. 7.5 The Sellers agree that the supply of any information by or on behalf of the Company or any Subsidiary, or any of their respective directors, officers or employees (Relevant Personnel), to the Sellers or their advisers in connection with the Warranties, the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee to the Sellers regarding the accuracy of such information. Each Seller unconditionally and irrevocably waives all rights and claims that such Seller may have against the Company,

33 any Subsidiary or any Relevant Personnel on which or whom that Seller has, or may have, relied in connection with the preparation of the Disclosure Letter, or agreeing the terms of this Agreement, and further undertakes to the Buyer not to make any such claims. 7.6 For the avoidance of doubt, the Buyer's rights and remedies in respect of any Claim or claim under the Tax Covenant shall not be affected by Completion. 7.7 Save for the Fundamental Warranties at paragraphs 2.4, 2.7.2 and 2.7.3 of Schedule 4 which are given by each of the Sellers in respect of all matters referred to therein, the other Fundamental Warranties (JL Fundamental Warranties) are given by JL in respect only of himself and in respect only of the Sale Shares registered in his name as set out against his name in Schedule 1 (and for the avoidance of doubt JL gives no warranty in respect of the ownership of the Sale Shares registered in the name of the Trustee Sellers as set out against their names in Schedule 1). 7.8 Save for the Fundamental Warranties at paragraphs 2.4, 2.7.2 and 2.7.3 of Schedule 4 which are given by each of the Sellers in respect of all matters referred to therein, the other Fundamental Warranties (Trustee Fundamental Warranties) are given by the Trustee Sellers in respect only of the Sale Shares registered in their joint names as set out against their names in Schedule 1 (and for the avoidance of doubt the Trustee Sellers give no warranty in respect of the ownership of the Sale Shares registered in the name of JL as set out against his name in Schedule 1). 7.9 Notwithstanding any other provision of this Agreement, the only Warranties which are given in respect of the Preference Shares are the Fundamental Warranties given by the Trustee Sellers and contained in paragraphs 2.2 and 2.7.1 of Schedule 4 in so far as the same relate to the Preference Shares only. 7.10 The Disclosure Letter Discloses searches and surveys carried out by or on behalf of the Buyer as the same are listed in Appendix B of the Disclosure Letter. Copies of those searches and surveys have not been provided to the Sellers at Completion. The Buyer undertakes to the Sellers to provide copies of those searches and surveys to the Sellers in the event that there is a Claim to which the Sellers reasonably believe such searches and surveys may be relevant.

34 8 SELLER LIMITATIONS ON LIABILITY 8.1 Save as provided in clause 8.25 and 8.26, this clause 8 limits the liability of the Sellers in relation to Claims and, where specifically provided, Indemnity Claims, Fundamental Warranty Claims and all claims under the Tax Covenant. 8.2 The aggregate liability of JL for all Claims, Indemnity Claims given by JL (whether alone or as well as the Trustee Sellers), Fundamental Warranty Claims (other than any relating to breach by the Trustee Sellers of the Trustee Fundamental Warranties as defined in clause 7.8) and all claims under the Tax Covenant shall not exceed the amount of the Purchase Price received by JL from time to time. 8.3 The aggregate liability of the Trustee Sellers for all Claims, Indemnity Claims given by the Trustee Sellers (whether alone or as well as JL), Fundamental Warranty Claims (other than those relating to breach by JL of the JL Fundamental Warranties as defined in clause 7.7 or those relating to the Preference Shares, which are subject to clause 8.4) and all claims under the Tax Covenant shall not exceed the amount of the Purchase Price received by the Trustee Sellers from time to time less the Preference Share Price. 8.4 The aggregate liability of the Trustee Sellers for all Fundamental Warranty Claims relating only to the Preference Shares (being those contained in paragraphs 2.2 and 2.7.1 of Schedule 4 in so far as the same relate to the Preference Shares only) shall not exceed the Preference Share Price but subject to that cap, the Trustee Sellers shall be solely liable for any such Fundamental Warranty Claim relating to the Preference Shares. 8.5 Subject always to the provisions of clause 8.2, JL shall be liable only for his Agreed Proportion of any Claim, for his Agreed Proportion of any Indemnity Claim where those indemnities are given by JL as well as the Trustee Sellers, and for his Agreed Proportion of any claim under the Tax Covenant. Notwithstanding the preceding sentence, and subject to the provisions of clause 8.2, JL shall be liable for the whole of any Indemnity Claim given solely by JL and for the whole of any Fundamental Warranty Claim relating to breach of the JL Fundamental Warranties. 8.6 Subject always to the provisions of clause 8.3, the Trustee Sellers shall be liable only for the Trustee Sellers’ Agreed Proportion of any Claim, for the Trustee Sellers’ Agreed Proportion of any Indemnity Claim given by the Trustee Sellers as well as JL, and for the Trustee Sellers’ Agreed Proportion of any claim under the Tax Covenant. Notwithstanding the previous sentence, and subject to the provisions of clauses 8.3 and 8.4, the Trustee

35 Sellers shall be liable for the whole of any Fundamental Warranty Claim relating to breach of the Trustee Fundamental Warranties. 8.7 The Sellers shall not be liable for a Claim (excluding Fundamental Warranty Claims) unless: 8.7.1 the Sellers' liability in respect of that Claim (together with any connected Claims) exceeds £100,000; and 8.7.2 the amount of the Sellers' liability in respect of that Claim, either alone or when aggregated with the Sellers' liability for all other Claims (that are not excluded under clause 8.7.1), exceeds £750,000, in which case the Sellers shall be liable for the whole Claim (and not merely the excess above the threshold specified in this clause 8.7.2). For the purposes of this clause 8.7, a Claim is connected with another Claim if the Claims arise from the same events, facts or circumstances. 8.8 The Sellers shall not be liable for a Claim or an Indemnity Claim unless notice in writing setting out the nature of the Claim or the Indemnity Claim (insofar as it is known to the Buyer at the time of notification) and the Buyer's good faith estimate of the amount claimed (to the extent reasonably practicable at the time of notification), has been given by or on behalf of the Buyer to the Sellers no later than: 8.8.1 in the case of a Claim for breach of any Tax Warranty or Fundamental Warranty, the seventh anniversary of Completion; or 8.8.2 in the case of an Indemnity Claim, the last day of the period applicable to it pursuant to clause 11.5; or 8.8.3 in any other case, the last day of the period of 18 months commencing on the Completion Date. The Buyer shall give notice of a Claim or an Indemnity Claim as soon as reasonably practicable once it has become aware of it and has had reasonable time to prepare the notice and estimate of the amount claimed, provided that giving that notice within that time shall not be a condition precedent to the Sellers' liability under this Agreement. 8.9 A Claim notified within the periods specified in clause 8.8 shall, if not previously satisfied, settled or withdrawn, be deemed to have been irrevocably withdrawn 9 months after the

36 date on which notice of the relevant Claim was given (and no new Claim may be made in respect of the same facts) unless, on or before that date, either: 8.9.1 legal proceedings in respect of the Relevant Claim have been issued and served on the Sellers’ Representative (service on the Sellers’ Representative shall constitute good service on each Seller in accordance with clause 16.5) or on the relevant Seller(s); or 8.9.2 the Buyer and the Sellers’ Representative (on behalf of the Sellers) have agreed to extend the period of 9 months set out in this clause 8.9. 8.10 The Sellers shall have no liability in respect of a Claim if (and to the extent that) such Claim is based on a contingent liability unless and until such liability becomes an actual liability and, subject always to the Claim having been notified within the periods specified in clause 8.8, the period for issuing and serving proceedings in respect of that Claim as specified in clause 8.9 shall not begin to run until the date on which the liability pursuant to the relevant Claim ceases to be contingent. 8.11 The Sellers shall not be liable for a Claim (excluding Fundamental Warranty Claims) if the Claim arises from facts, events or circumstances that have been Disclosed. 8.12 The Buyer will not be entitled to recover damages or otherwise obtain reimbursement or restitution or indemnity more than once in respect of the same loss. 8.13 The Sellers shall have no liability in respect of a Claim to the extent that the matter giving rise to the Claim has been specifically provided for in the Completion Accounts. This clause shall not limit the Sellers' liability for a Claim to the extent that the relevant provision in the Completion Accounts is insufficient. 8.14 The Sellers shall not be liable in respect of a Claim that arises, or to the extent that the value of a Claim is increased, as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this Agreement. 8.15 The Sellers shall not be liable in respect of a Claim to the extent the matter, event or circumstance giving rise to the Claim arises, or the Sellers' liability pursuant to the Claim is increased, as a result of:

37 8.15.1 any voluntary act, omission, transaction or arrangement of the Buyer or any member of the Buyer's Group after Completion except where such act, omission, transaction or arrangement was either carried out or effected pursuant to a legally binding obligation entered into on or before the date of this Agreement or was in the ordinary course of business of the Company or any Subsidiary as such business was carried on at the date of this Agreement; or 8.15.2 any change introduced or having effect after the date of this Agreement in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company or any Subsidiary other than (a) where (and to the extent that) such changes are necessary to comply with applicable law or generally accepted accounting principles in force for the accounting period ending on the Accounts Date, or (b) the preparation of the Completion Accounts in accordance with Schedule 9 it being agreed that, as set out in paragraph 5.11.1.1 of Schedule 9, no change is necessary to the policy of fully expensing the acquisition of EEL's hire fleet vehicles for the purposes of the calculation of corporation Tax. 8.16 The Sellers will have no liability in respect of any Claim or Indemnity Claim if, and to the extent that, the Buyer or any member of the Buyer's Group has, after Completion, actually recovered and received payment from any third party (other than the Sellers or any member of the Buyer's Group), including any insurer, in respect of the loss which is the subject of that Claim or Indemnity Claim, after deducting the Recovery Costs. 8.17 Subject to clause 8.18, the Buyer agrees with the Sellers to use reasonable endeavours (and to procure each relevant member of the Buyer's Group uses reasonable endeavours) to recover any liability for the Claim or Indemnity Claim from: 8.17.1 any relevant insurer (Insurer) to the extent such liability is covered by a valid insurance policy; and 8.17.2 any third party (other than an Insurer, the Sellers or any member of the Buyer's Group) to the extent such third party is liable to a member of the Buyer's Group for the matter, event or circumstance giving rise to the Claim or Indemnity Claim. 8.18 If the Buyer (or any other member of the Buyer’s Group) is at any time entitled to recover or otherwise claim reimbursement from a third party (other than the Sellers or any

38 member of the Buyer’s Group) in respect of any matter, event, or circumstance giving rise to a Claim or Indemnity Claim: 8.18.1 the Buyer will notify the Sellers' Representative of the Claim or Indemnity Claim and keep the Sellers' Representative informed as to the progress of the related third party recovery or reimbursement claim (including supplying copies of all material correspondence and information); 8.18.2 subject to clauses 8.18.3 and 8.18.4, the Buyer shall not be obliged to take legal proceedings against the third party for such recovery or reimbursement claim unless the Sellers agree to indemnify the Buyer (or member of the Buyer's Group enforcing or seeking recovery or reimbursement) against the Buyer's reasonable costs and expenses incurred in such recovery or reimbursement; 8.18.3 the Buyer shall not be obliged to take legal proceedings against the third party for such recovery or reimbursement to the extent that the Buyer has reasonable grounds to believe that such action would or is likely to be materially prejudicial to the Business or the interests of the Buyer or any member of the Buyer's Group, (and any decision not to do so in such circumstances shall not of itself constitute a failure to mitigate); 8.18.4 the Buyer shall not be obliged to take legal proceedings against an Insurer; 8.18.5 the Buyer shall be entitled to claim against the Sellers (including against the Escrow Account) without first seeking or awaiting such recovery; and 8.18.6 nothing in this clause 8.18 affects clauses 8.16 and 8.19, under which any amount actually recovered, net of the Recovery Costs, reduces the Sellers' liability or is repaid. 8.19 If, in respect of a Claim or Indemnity Claim, the Sellers have made a payment to the Buyer or monies have been paid out of the Escrow Account to the Buyer, and the Buyer or any member of the Buyer’s Group subsequently actually recovers and receives payment from any third party (other than the Sellers or any member of the Buyer’s Group), including under any policy of insurance, in respect of the same matter and same loss that gave rise to the Claim or Indemnity Claim, then the Buyer shall, within 10 Business Days of receipt, repay (into the Escrow Account, if the payment was made out of it and the Escrow Period has not then expired, and otherwise to the Sellers’ Solicitors on behalf of the Sellers) an amount equal to the lesser of:

39 8.19.1 the amount received by the Buyer from the Sellers or from the Escrow Account in respect of the Claim or Indemnity Claim; and 8.19.2 the amount so recovered, after deducting the Recovery Costs. Any such repayment shall (to the extent permitted at law) be treated as an increase in the Purchase Price to the extent the relevant Claim or Indemnity Claim had previously reduced the Purchase Price. 8.20 Where there is a Third Party Dispute and the amount in dispute exceeds £100,000, the Buyer shall: 8.20.1 as soon as reasonably practicable, give written notice of the Third Party Dispute to the Sellers' Representative, specifying in reasonable detail (to the extent known to the Buyer) the nature of the Third Party Dispute (provided that any notice under this clause 8.20.1 shall not be deemed to be notice given in accordance with clause 8.8); 8.20.2 keep the Sellers' Representative informed, as far as reasonably practicable, of the progress of, and all material developments in relation to, the Third Party Dispute; 8.20.3 provide the Sellers' Representative with copies of all material information and correspondence relating to the Third Party Dispute; 8.20.4 give (and procure that each relevant member of the Buyer’s Group gives) the Sellers' Representative and his professional advisers reasonable access at reasonable times (and on reasonable prior notice) to its premises and personnel, and to any relevant assets, accounts, documents or records within its control, for the purposes of enabling the Sellers' Representative to assess the Third Party Dispute and to exercise his rights under this clause 8.20; 8.20.5 consult with the Sellers' Representative as to how best to deal with and resolve the Third Party Dispute; 8.20.6 subject to clause 8.21, not (and shall procure that no member of the Buyer’s Group shall) agree any compromise or settlement, or make any admission of liability or payment, in relation to the Third Party Dispute without the prior written consent of the Sellers' Representative (such consent not to be unreasonably

40 withheld or delayed) provided always that the Buyer shall not be obliged to delay or reject making any such compromise or settlement or admission of liability or payment to the extent that the Buyer has reasonable grounds to believe that such delay or rejection would or is likely to be materially adversely prejudicial to the Business or the interests of the Buyer or any member of the Buyer’s Group; and 8.20.7 subject to clause 8.21 and the Sellers indemnifying the Buyer in respect of all costs, charges and expenses that are reasonably and properly incurred by the Buyer (or any member of the Buyer’s Group) as a consequence of any actions taken at the request of the Sellers' Representative in accordance with this clause 8.20.7, take (and shall procure that each relevant member of the Buyer’s Group takes) such action as the Sellers' Representative may reasonably request to avoid, dispute, resist, mitigate, compromise or defend the Third Party Dispute provided always that the Buyer shall not be obliged to take (nor procure any member of the Buyer’s Group to take) any action under this clause 8.20.7 to the extent that the Buyer has reasonable grounds to believe that such action would or is likely to be materially adversely prejudicial to the Business or the interests of the Buyer or any member of the Buyer’s Group; 8.20.8 if required by the Sellers’ Representative, delegate the conduct of any legal proceedings in respect of the Third Party Dispute to the Sellers’ Representative. 8.21 The provisions of clause 8.20 shall not apply in relation to a Third Party Dispute if and to the extent that they would render any policy of insurance maintained by or available to the Buyer (or any member of the Buyer’s Group) void or voidable, or entitle the relevant insurer to repudiate or rescind any such policy in whole or in part, or in the event that a relevant insurer exercises its right to take over conduct of the Third Party Dispute. 8.22 Nothing in this clause 8 restricts or limits any general law duty of either the Buyer or any member of the Buyer's Group after Completion to mitigate any loss or damage that may give rise to a Claim. 8.23 The Buyer agrees that, save in the case of fraud, rescission shall not be available as a remedy for any breach of this Agreement and the Buyer shall not be entitled to rescind this Agreement.

41 8.24 Paragraphs 4, 6, 7, 8 and 10 of the Tax Covenant will apply to any Claim brought under the Tax Warranties, and clauses 8.16 to 8.20 shall not apply to any such Claim to the extent inconsistent with those paragraphs. 8.25 Nothing in this clause 8 applies to exclude or limit the Sellers' liability where and to the extent that a Claim, an Indemnity Claim or a claim under the Tax Covenant arises or the discovery of any fact, matter or circumstance giving rise to a Claim is delayed, as a result of dishonesty, fraud, wilful misconduct or wilful concealment by any Seller or their agents or advisers. 8.26 The Sellers shall not plead the Limitation Act 1980 in respect of claims made under the Tax Warranties or Tax Covenant. 8.27 The Buyer warrants to the Sellers that: 8.27.1 it is a private limited company incorporated and validly existing under the laws of England and Wales; 8.27.2 the Buyer has full power and authority to enter into and perform this Agreement; 8.27.3 this Agreement and each other document in the agreed form to which the Buyer is or will be a party constitute, or will when executed constitute, obligations binding on the Buyer in accordance with their respective terms; and 8.27.4 the execution and delivery of and the performance by the Buyer of its obligations under this Agreement and each other document in the agreed form to which it is or will be a party, will not breach or constitute a default under any applicable law or legally enforceable regulation or under any provision of its constitution or order, judgment or decree of any court or competent authority to which it is a party or by which it is bound. 9 PROPERTY The provisions of Part 3 of Schedule 8 apply in this Agreement in relation to the Properties. 10 TAX COVENANT The provisions of Schedule 5 apply in this Agreement in relation to Tax.

42 11 INDEMNITIES 11.1 Without limiting any other rights or remedies the Buyer may have, the Sellers shall (severally, in the Agreed Proportions, as provided in clauses 8.5 and 8.6) indemnify the Buyer against, and shall pay to the Buyer on demand a sum equal to, all liabilities, damages, losses (including loss of profits, loss of business, loss of reputation, loss of savings and loss of opportunity), fines, expenses and costs reasonably incurred (including all interest, penalties, legal costs (calculated on a full indemnity basis) and reasonable professional costs and expenses) suffered or incurred by the Buyer, the Company or any Subsidiary as a result of or in connection with any of the following: 11.1.1 any actual or alleged breach before Completion by the Company, any Subsidiary or any person acting on their behalf (including any Intermediary) of any applicable anti-bribery or anti-corruption law (including the Bribery Act 2010), Sanctions or Export Control Laws, including the costs of any investigation or remedial action and any confiscation or Tax (including the disallowance of any deduction) arising from it; 11.1.2 (a) any claim by any person (including any developer, contractor or licensor) that the Company or any Subsidiary is not, or was not, entitled to use, or to continue to use on the terms on which it uses at Completion, the Specified Software, or that such use infringes or has infringed any Intellectual Property Rights; (b) any fee, royalty or other consideration payable in respect of any use of the Specified Software before Completion, to the extent not paid or provided for in the Completion Accounts; and (c) the costs to EEL (if any) if, after Completion, Digitek refuses or otherwise fails to continue to supply, for a period of 18 months after Completion, computer chips to EEL pre-loaded with the Spargo Touch software on the same or similar basis to the manner in which Digitek has supplied such computer chips and software immediately prior to Completion to cover the Business' need for such computer chips and Spargo Touch software for the period of 18 months from Completion provided that (i) the Sellers' aggregate liability for any claim under this paragraph (c) shall be limited to a maximum of £500,000; (ii) provided that the Sellers shall have no liability under this paragraph (c) unless the Buyer (and any member of the Buyer's Group) consults first with the Sellers' Representative before making any approach to, or responding to any approach from, Digitek following Completion (other than normal communications with existing employees of EEL regarding

43 the supply of the computer chips and Spargo Touch software on the same basis as before Completion); (iii) provided the Buyer (and any member of the Buyer's Group) uses reasonable endeavours to follow any reasonable recommendations suggested by the Sellers' Representative for the Buyer (and any member of the Buyer's Group's) dealings with Digitek (it being agreed by the Buyer that it is reasonable for the Sellers' Representative to recommend to the Buyer that the status quo between EEL and Digitek is maintained such that there are no changes made or documented to the arrangements existing immediately prior to Completion); and (iv) provided that the Buyer (and any member of the Buyer's Group), so far as reasonably practicable, keeps the Sellers' Representative informed of all relevant communications to and from Digitek during the period to which this indemnity applies; 11.1.3 the following matters relating to the Properties: 11.1.3.1 Sowerby: (a) any breach or alleged breach, whether before or after Completion, of clause 22.7 of the transfer dated 24 January 2018 and of clause 22.7 of the transfer dated 31 January 2019, including injunctive relief and the cost of complying with it, damages or any negotiated release payment, diminution in value and the cost of ceasing, modifying or relocating the use, to the extent it is not covered by the restrictive covenant insurance policy (relating to the continued use of Land on the South Side of Cedar Road, Sowerby, Thirsk, North Yorkshire YO7 3TN registered at the Land Registry under title number NYK482898 within use class B2) taken out for the benefit of EEL on 26th October 2026 provided that the Sellers’ liability under this indemnity 11.1.3.1(a) shall not exceed £5,000,000; (b) any sum properly demanded under clause 16.8.1 and 17.4 of the transfer dated 16 December 2019; (c) any failure to pay the £50,000 contribution referred to in paragraph 2 of the Letter of Agreement with Mulberry Homes Yorkshire Limited dated 10 October 2025; (d) any liability under clauses 12.7.1 and 12.7.3 of the electricity substation transfer dated 6 November 2022; and (e) any sum or obligation outstanding under the section 106 agreements of 17 August 2012 and 9 November 2017, so far as they bind the Sowerby Property, and any subsisting breach of any undischarged condition of planning permissions 10/02373/OUT,

44 15/00145/MRC, 20/01128/REM or 21/02748/REM as far as they relate to the Sowerby Property, save in each case to the extent provided in the Completion Accounts; 11.1.3.2 any amount payable by the Company for its occupation or use of any of the Leasehold Properties (other than the Halesworth Property to which this clause 11.1.3.2 does not apply) for any period up to and including Completion, to the extent either unpaid at Completion or to the extent not provided for in the Completion Accounts (including rent, mesne profits, service charges, rates, utilities, interest and enforcement costs); 11.1.4 (a) the Buyback being void, voidable or otherwise invalid or ineffective; (b) any claim by or through David Lupton (including his personal representatives and beneficiaries), or any other person, to any share in, or right, interest or payment in respect of, EEL or the Company as a result of the Buyback being void, voidable or otherwise invalid or ineffective; (c) any payment in connection with the Buyback being, or being treated as, an unlawful or unauthorised distribution, or giving rise to any Tax, interest or penalty; and (e) the costs of defending, settling or regularising any of the above, including any application to a court or other step to rectify any register or confirm the Company’s share capital; and 11.1.5 (a) any fine, penalty, enforcement notice or other formal action taken by a Supervisory Authority against the Company or any Subsidiary; and (b) any claim for compensation made against the Company or any Subsidiary by a data subject or other third party; in each case to the extent arising from a breach before Completion by the Company or any Subsidiary of the Data Protection Laws (including in respect of the matters disclosed in the Disclosure Letter against paragraph 25 of Part 1 of Schedule 4), but excluding the costs of bringing the Company and the Subsidiaries into compliance with the Data Protection Laws (including the cost of any audit, assessment, record, policy, plan or training), and in each case to the extent not included in the Completion Accounts and to the extent permitted by law, provided that the Sellers’ aggregate liability under this clause 11.1.5 shall not exceed £250,000. The Sellers shall not be liable under this clause 11.1.5 to the extent that the relevant fine, penalty, enforcement notice, formal action or claim arises as a result of the Buyer, the Company or any Subsidiary voluntarily reporting or otherwise raising

45 with any Supervisory Authority, data subject or other third party any matter disclosed in the Disclosure Letter against paragraph 25 of Part 1 of Schedule 4, save to the extent that (a) the report or disclosure is required by the Data Protection Laws or by any other law, court or Supervisory Authority, or (b) it is made in response to a complaint, enquiry, investigation, claim or other action already made, taken or threatened by a Supervisory Authority or other third party. A report or notification of itself shall not give rise to any liability under this clause 11.1.5. 11.2 Without limiting any other rights or remedies the Buyer may have, JL shall indemnify the Buyer against, and shall pay to the Buyer on demand a sum equal to, all liabilities, damages, losses (including loss of profits, loss of business, loss of reputation, loss of savings and loss of opportunity), fines, expenses and costs reasonably incurred (including all interest, penalties, legal costs (calculated on a full indemnity basis) and reasonable professional costs and expenses) suffered or incurred by the Buyer, the Company or any Subsidiary as a result of or in connection with any of the following: 11.2.1 the Extracted Assets or their transfer to JL or Canalside, including: (a) transfer costs; (b) subject to clause 11.8, any Tax arising by reference to the Extracted Assets or their transfer including corporation tax on any chargeable gain or balancing charge, any Tax arising by reference to the market value of any Extracted Asset (including any shortfall between the market value and the amount stated in Schedule 10), and any VAT), and, to the extent it would be an Effective Tax Liability under the Tax Covenant, the loss, use or set-off of any Relief of the Company or any Subsidiary in respect of any such Tax, in each case to the extent not included in Debt or provided for in the Completion Accounts; and (c) in relation to the Transferred Sowerby Land, any failure to obtain the certificate required by the restriction on title referred to at entry B3 of the proprietorship register of title number NYK482898, or to deliver the deed of covenant required under clause 16.5 of the transfer dated 16 December 2019, save that this indemnity does not include any liability in respect of the payment of the Extracted Assets Consideration, which the Buyer acknowledges will on Completion have been fully settled on behalf of JL and Canalside in accordance with the provisions of clauses 4.4 to 4.6 of this Agreement; 11.2.2 any liability of the Company or any Subsidiary arising from or in connection with the Canalside Loan or the Deed of Novation (including the Deed of Novation not

46 being valid, binding and effective before the Effective Time), and any claim by Canalside against the Company or any Subsidiary relating to the Extracted Assets or the Canalside Loan (including any right of set-off or counterclaim), other than under any lease or licence referred to in clause 4.8.1; and 11.2.3 any claim by JL or the employees identified as ERN S45 and ERN S34 in the Data Room arising from the termination at Completion of their employment, to the extent not included in the Completion Accounts. 11.3 Without limiting any other rights or remedies the Buyer may have, the Trustee Sellers shall indemnify the Buyer against, and shall pay to the Buyer on demand a sum equal to, all liabilities, damages, losses (including loss of profits, loss of business, loss of reputation, loss of savings and loss of opportunity), fines, expenses and costs reasonably incurred (including all interest, penalties, legal costs (calculated on a full indemnity basis) and reasonable professional costs and expenses) suffered or incurred by the Buyer, the Company or any Subsidiary as a result of or in connection with any claim by Karen Lupton arising from the termination of her employment, to the extent not included in the Completion Accounts. 11.4 Any payment made by the Sellers in respect of an Indemnity Claim shall include: 11.4.1 an amount in respect of all costs and expenses incurred by the Buyer, the Company or any Subsidiary in bringing the relevant Indemnity Claim (including a reasonable amount in respect of management time); and 11.4.2 subject to the provisions of clause 15.4.3, any amount necessary to ensure that, after the deduction of any Tax due on the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Tax. 11.5 For the purposes of clause 8.8.2, notice of an Indemnity Claim must be given to the Sellers on or before: 11.5.1 in the case of the indemnities in clauses 11.1.1 (anti-bribery), 11.1.3.1 (Sowerby) and 11.1.4 (Buyback) the sixth anniversary of Completion; 11.5.2 in the case of the indemnities in clauses 11.1.5 (data protection), 11.1.2(a) and (b) (Specified Software), 11.1.3.2 (Leasehold Property), 11.2.1 (Extracted Assets) and 11.2.2 (Canalside Loan), the third anniversary of Completion;

47 11.5.3 in the case of the indemnity in clause 11.1.2(c) (Digitek) the eighteen month anniversary of Completion; and 11.5.4 in the case of the indemnities in clauses 11.2.3 (JL, ERN S45 and ERN S34) and 11.3 (Karen Lupton) the second anniversary of Completion. A notice may relate to a contingent or unquantified liability, and an Indemnity Claim notified within the relevant period shall continue until it has been finally resolved or satisfied. 11.6 Clauses 8.20 and 8.21 apply to a Third Party Dispute relating to an Indemnity Claim disregarding the £100,000 limit to the application of clause 8.20 (that applies in the case of Third Party Disputes relating to Claims). In relation to the indemnities in clause 11.1.3.1 (Sowerby), in addition to the application of the provisions of clauses 8.20 and 8.21 to any Third Party Dispute related to the indemnities in clause 11.1.3.1 (Sowerby) the Buyer agrees: 11.6.1 so far as reasonably practicable to inform and consult with the Sellers' Representative in respect of all material correspondence relating to any of the matters which relate to the indemnities in clause 11.1.3.1 (Sowerby); 11.6.2 to take account of the Sellers' representations in relation to such matters and not to settle any Third Party Dispute without the approval of the Sellers (such approval not to be unreasonably withheld or delayed); 11.6.3 not to approach Taylor Wimpey UK Limited, Linden (Mowbray View 2) LLP or any successor in title in relation to the restrictive covenant in clause 22.7 of the transfer dated 24 January 2018 or the restrictive covenant in clause 22.7 of the transfer dated 31 January 2019; 11.6.4 not to approach Broadacres Housing Association Limited or Mulberry Homes Yorkshire Limited or any successor in title in relation to clause 16.8.1 or clause 17.4 of the transfer dated 16 December 2019 or the Letter of Agreement dated 10 October 2025; and 11.6.5 not to approach The Electricity Network Company Limited or any successor in title in relation to clauses 12.7.1 – 12.7.3 (inclusive) of the electricity substation transfer dated 6 November 2022.

48 11.7 The Sellers' Representative shall provide reasonable assistance (including introductions and information) during normal working hours and on reasonable notice as the Buyer reasonably requests for a period of up to 12 months after Completion to obtain any consent, waiver or confirmation from any counterparty to a contract which the Company is a party to at Completion and which contains a change of control provision or which requires any notice to be given in connection with such contract to a counterparty to such contract (or to a third party to such contract) as a result of Completion of the Transaction. 11.8 If the Buyer brings an Indemnity Claim and such Indemnity Claim includes any claim for Tax (or the loss, use or set-off of any Relief of the Company or any Subsidiary in respect of any such Tax), the provisions of paragraphs 4, 6, 7, 8 and 10 of the Tax Covenant shall apply to that element of such Indemnity Claim. 11.9 In relation to the Sowerby Property, the Sellers shall: (a) not (and shall procure that no person Connected with them shall) approach Taylor Wimpey UK Limited, Linden (Mowbray View 2) LLP or any successor in relation to clause 22.7 of the transfer dated 24 January 2018 or clause 22.7 of the transfer dated 31 January 2019; (b) procure that title indemnity insurance in respect of the restrictive covenant in clause 22.7 is in place on or before Completion; and (c) procure the removal from the register of title number NYK482898 of the restriction and any unilateral notice in respect of the deed of pre- emption dated 17 August 2018. 11.10 The Buyer agrees that the indemnity in clause 11.1.3.1(a) will cease to have any effect and the Sellers’ liability under it shall end if and when the Sellers’ Representative produces to the Buyer an insurance policy for the benefit of Econ (which the Sellers pay the premium for) which, in the Buyer’s reasonable opinion, adequately covers any liability that could arise against the Sellers under the indemnity at clause 11.1.3.1(a) which is not already covered by the restrictive covenant insurance policy referred to in clause 11.1.3.1(a). 12 SELLER POST-COMPLETION RESTRICTIONS 12.1 In this clause, the following words and expressions have the following meanings: Excluded Business the operation by JL and/or Canalside and/or the trustees of the Jossaume Pension Fund of a property owning business, or the ownership of property assets, including without limitation the lease on the terms Disclosed of certain of the Properties to the

49 Buyer's Group but excluding any activity that involves acquiring or developing new property in competition with the Business. Prospective Customer a person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, in discussions with the Company or a Subsidiary with a view to becoming a client or customer of the Company or any Subsidiary. Restricted Business any business that is or (if not yet commenced) would be in competition with any part of the Business as it is being carried on at the Completion Date (including, for the avoidance of doubt, any related repair or services business which would reasonably be considered in competition with any part of the Business) but not including the Excluded Business. Restricted Customer any person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, a client or customer of, or in the habit of dealing with, the Company or a Subsidiary. Restricted Period (a) the period of 5 years commencing on the Completion Date; or (b) if the period referred to in paragraph (a) of this definition is held by a court or other competent authority to be void or unenforceable, whether in whole or in part, the period of 4 years commencing on the Completion Date; or (c) if the period referred to in paragraph (b) of this definition is held by a court or other competent authority to be void or unenforceable, whether in whole or in part, the period of 3 years commencing on the Completion Date, and each of paragraphs (a), (b) and (c) of this definition is a separate and independent restriction as to duration, severable from the others, such that the invalidity or unenforceability of

50 any one of them shall not affect the validity or enforceability of the others. Restricted Person any person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, employed or directly or indirectly engaged by the Company or any Subsidiary in an executive, managerial, sales or technical role at an annual rate of basic remuneration or equivalent annualised fees of at least £50,000. 12.2 Each Seller severally undertakes to the Buyer that they will not: 12.2.1 at any time during the Restricted Period, in any geographic area in which the Business (or any part of it) is carried on at the Completion Date, carry on or be employed, engaged, concerned or interested in, or in any way assist, a Restricted Business; 12.2.2 at any time during the Restricted Period: 12.2.2.1 canvass, solicit or otherwise attempt to obtain or accept the business of any Restricted Customer or Prospective Customer with a view to providing goods or services to them in competition with the Business; or 12.2.2.2 induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with, the Company or any Subsidiary, or do any other thing which is reasonably likely to have such an effect; 12.2.3 at any time during the Restricted Period, have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of goods or services to them in competition with the Business; 12.2.4 at any time during the Restricted Period, have any business dealings with, or solicit, entice or attempt to entice away, any person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, a supplier of goods or services to the Company or any

51 Subsidiary, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or to reduce its supply of goods or services to, the Company or any Subsidiary, or to vary adversely the terms upon which it conducts business with the Company or any Subsidiary; 12.2.5 at any time during the Restricted Period: 12.2.5.1 offer to employ or engage, or otherwise entice or attempt to entice away from the Company or any Subsidiary, a Restricted Person; or 12.2.5.2 employ or engage, or otherwise facilitate the employment or engagement by any other person, of a Restricted Person whether or not the Restricted Person would be in breach of contract as a result of such employment or engagement; 12.2.6 at any time after Completion, use in the course of any business: 12.2.6.1 the word "Econ"; 12.2.6.2 any trade or service mark, business or domain name, design or logo which, at Completion, is being or has been used by the Company or any Subsidiary in connection with the Business; or 12.2.6.3 anything that, in the reasonable opinion of the Buyer, is capable of being confused with any of the words, marks, names, designs or logos referred to in clause 12.2.6.1 or clause 12.2.6.2; 12.2.7 at any time after Completion, do or say anything that may be harmful to the reputation of the Company or any Subsidiary (provided that nothing in this clause shall prevent the Sellers (or Canalside) exercising and performing their rights and obligations under the leases of certain of the Properties on the terms Disclosed or under the Sowerby property option agreement); or 12.2.8 at any time after Completion, present themself (or permit themself to be presented) as: 12.2.8.1 connected in any capacity with the Company or any Subsidiary (save in the normal course of employment or engagement by the Company, the Buyer, or a Subsidiary if such employment or engagement continues after Completion and provided that nothing

52 in this clause shall prevent the Sellers (or Canalside) exercising and performing their rights and obligations under the leases of certain of the Properties on the terms Disclosed or under the Sowerby property option agreement); or 12.2.8.2 interested or concerned in any way in the Sale Shares (or any of them). 12.3 The undertakings in clause 12.2 are intended for the benefit of, and shall be enforceable by, the Buyer, the Company and each Subsidiary, and shall apply to actions carried out by the relevant Seller in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent or otherwise) and whether directly or indirectly, on the Seller's own behalf or on behalf of, or jointly with, any other person. 12.4 Nothing in clause 12.2 shall prevent any Seller from holding for investment purposes only: 12.4.1 units of any authorised unit trust; or 12.4.2 not more than 5% in nominal value of any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of the Financial Services and Markets Act 2000). 12.5 Each undertaking in clause 12.2 is a separate undertaking by each Seller in relation to that Seller and their interests and shall be enforceable by the Buyer, the Company and each Subsidiary separately and independently of their right to enforce any one or more of the other undertakings contained in that clause. 12.6 The parties acknowledge that: 12.6.1 the Sellers have confidential information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the Sale Shares. Accordingly, each undertaking in clause 12.2 is considered fair and reasonable by the parties; and 12.6.2 each undertaking in clause 12.2 is given for the purpose of assuring to the Buyer the value and benefit of the Business and goodwill of the Company and the Subsidiaries, and in consideration of the Buyer's agreement to acquire the Sale Shares on the terms of this Agreement.

53 13 CONFIDENTIALITY AND ANNOUNCEMENTS 13.1 Each Seller severally undertakes to the Buyer, the Company and each Subsidiary that they will: 13.1.1 keep secret and confidential: 13.1.1.1 the terms of this Agreement and the other Transaction Documents, and any information relating to their negotiation; 13.1.1.2 all confidential information, know-how or trade secrets in their knowledge or possession concerning the business, assets, affairs, customers, clients or suppliers of the Company, the Subsidiaries or any member of the Buyer's Group; 13.1.2 not disclose any of the information referred to in clause 13.1.1 (whether in whole or in part) to any person, except as expressly permitted by this clause 13; and 13.1.3 not make any use of any of the information referred to in clause 13.1.1, other than to the extent necessary for the purpose of exercising or performing their rights and obligations under this Agreement or operating the Excluded Business (including exercising and performing their and Canalside's rights and obligations under the leases of certain of the Properties on the terms Disclosed or under the Sowerby property option agreement). 13.2 Each Seller undertakes to the other Sellers that they shall keep secret and confidential the terms of this Agreement and the other Transaction Documents, and all confidential information in their knowledge or possession relating to the other Sellers, and they shall only use such information for the purposes contemplated by this Agreement. 13.3 Notwithstanding any other provision of this Agreement, no party shall be obliged to keep secret and confidential or to restrict their use of any information that: 13.3.1 is or becomes generally available to the public other than as a result of its disclosure by that party (or any person to whom that party has disclosed the information in accordance with clause 13.4.1) in breach of this Agreement; or 13.3.2 was, is or becomes available to that party on a non-confidential basis from a person who, to that party's knowledge, is not bound by a confidentiality

54 agreement, and is not otherwise prohibited from disclosing the information to that party. 13.4 The parties may disclose any information that they are otherwise required to keep confidential under this clause 13: 13.4.1 to any of their employees, officers, consultants, representatives or advisers who need to know such information for the purposes of advising on this Agreement or facilitating the Transaction, provided that the party making the disclosure (Disclosing Party) informs the recipients of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to the disclosed information, comply with the obligations set out in clause 13 as if they were the Disclosing Party. The Disclosing Party shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in clause 13; 13.4.2 if such information relates to one party only, with the prior consent in writing of that party; 13.4.3 to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement); or 13.4.4 if and to the extent that the disclosure is required: 13.4.4.1 by the laws of any jurisdiction to which the party making the disclosure is subject; 13.4.4.2 by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction; 13.4.4.3 under any arrangement in place under which negotiations relating to terms and conditions of employment are conducted; 13.4.4.4 to make any filing with, or obtain any authorisation from, any regulatory, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction; or 13.4.4.5 to protect the disclosing party's interest in any legal proceedings,

55 provided that in each case (where it is legally permitted to do so) the party making the disclosure gives the other parties as much notice of the disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other parties concerning the content of the disclosure. 13.5 Each party shall supply the other parties (or any of them) with such information about itself, its Group or this Agreement as they may reasonably require for the purposes of satisfying the requirements of any law or any judicial, governmental, regulatory or similar body or any Tax Authority or securities exchange of competent jurisdiction. 13.6 Subject to clause 13.7 to clause 13.8 (inclusive), no party shall make, or permit any person to make, any public announcement, communication or circular concerning this Agreement or the Transaction (announcement) without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed). 13.7 Nothing in clause 13.6 shall prevent a party from making an announcement required by law or any governmental or regulatory authority (including any Tax Authority), any securities exchange, or any court or other authority of competent jurisdiction, provided that the party required to make the announcement (where permitted by law and insofar as it is reasonably practicable to do so) consults with the other parties in advance, and takes into account their reasonable requests concerning the form, content and timing of the announcement. 13.8 The parties shall issue a joint press release, in agreed form, on the date of this Agreement. The Sellers acknowledge that the Buyer’s ultimate parent, Alamo Group Inc., will be required to make such filings with the U.S. Securities and Exchange Commission in connection with the signing and Completion of the Transaction as are required by applicable securities laws and stock exchange rules, and nothing in this clause 13 shall restrict any such filing or any related public announcement. 13.9 At any time after Completion, the Buyer may announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company, the Subsidiaries or any other member of the Buyer's Group (but without revealing any terms of the Transaction).

56 14 FURTHER ASSURANCE 14.1 At the Sellers’ expense (so far as is reasonable), each of the Sellers shall (and shall use reasonable endeavours to procure that any relevant third party shall), on a several basis, promptly execute and deliver such documents and perform such acts as the Buyer may reasonably require from time to time for the purpose of giving full effect to this Agreement. 14.2 Each Seller severally undertakes to the Buyer in respect of the Sale Shares set out against their name in Schedule 1 only, that while they remain the registered holder of any of the Sale Shares after Completion, they shall: 14.2.1 hold such Sale Shares, together with all dividends and any other distributions of profits or other assets in respect of such Sale Shares, and all rights arising out of or in connection with them, in trust for the Buyer; 14.2.2 deal with and dispose of such Sale Shares, dividends, distributions, assets and rights as the Buyer shall direct; 14.2.3 exercise all voting rights attached to such Sale Shares in such manner as the Buyer shall direct; 14.2.4 if required by the Buyer, execute all instruments of proxy or other documents as may be necessary to enable the Buyer to attend and vote at any meeting of the Company; and 14.2.5 with effect from Completion and until the Buyer is registered in the Company's register of members as the holder of the Sale Shares, irrevocably appoint the Buyer (and any person nominated by the Buyer for this purpose) to be its attorney, in its name and on its behalf, to do anything falling within clauses 14.2.1 to 14.2.4 (inclusive), including (without limitation) receiving and giving a good discharge for any dividend or other distribution, executing any document, and exercising any voting or other right, in each case in connection with that Seller's Sale Shares. This power of attorney is given by way of security for the performance of that Seller's obligations under this clause 14.2 and to secure the Buyer's interest in the Sale Shares pending registration of the transfer of the Sale Shares in the Company's register of members and, accordingly, shall, to the extent permitted by section 4 of the Powers of Attorney Act 1971, be irrevocable. Each Seller undertakes to ratify and confirm anything lawfully done

57 by the Buyer, or any such nominee, in the exercise or purported exercise of that power of attorney. 14.3 The Buyer acknowledges that the Moorings, being an Extracted Asset that is being transferred to JL, has been paid for by JL (under the provisions of clauses 4.3 to 4.8 (inclusive) of the SPA) as part of the Extracted Assets Consideration (with such consideration therefore being included within Cash in the Completion Accounts) and the beneficial interest has thereby been transferred to JL as at Completion. Transfer of the legal title to the Moorings from EEL to JL has not yet occurred as final documents to perfect the transfer are awaited from JL's Spanish solicitor. The Buyer agrees that, subject always to the provisions of clause 11.2.1 (JL’s indemnity in respect of the Extracted Assets), it will use reasonable endeavours to procure that the Company completes the transfer of the Moorings to JL as soon as reasonably possible after Completion and that it will keep JL reasonably informed in relation thereto. JL shall provide, as soon as reasonably possible, all documents, information and assistance (including through his Spanish solicitor, as required) needed to complete the transfer, and the Buyer shall not be in breach of this clause 14.3 to the extent that any delay in or failure to complete the transfer results from JL’s failure to do so or from the requirements of any Spanish authority. Nothing in this clause shall require the Buyer to pay any costs, taxes or other outgoings in relation to the Moorings (unless the Sellers’ Representative agrees to pay to EEL an equivalent sum to such costs, taxes or other outgoings in advance of any requirement for EEL to pay them). The time limit in clause 11.5.2 shall not apply to JL’s liability under clause 11.2.1 in respect of the Moorings until legal title to the Moorings has been transferred to JL. 15 ASSIGNMENT AND OTHER DEALINGS 15.1 Subject to the further provisions of this clause 15, no party shall assign, novate, transfer, mortgage, charge, subcontract, delegate, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this Agreement or any other Transaction Document. 15.2 The Buyer may assign any or all of its rights under this Agreement (or any other Transaction Document) to a member of its Group for so long as the assignee remains a member of the Buyer's Group. The Buyer shall procure the assignee re-assigns those rights to the Buyer or such other member of the Buyer's Group as it shall nominate immediately before the assignee ceases to be a member of the Buyer's Group.

58 15.3 The Buyer may grant security over, or assign by way of security, any or all of its rights under this Agreement for the purposes of, or in connection with, the financing (whether in whole or in part) of the Transaction. On the enforcement of any security of the kind referred to in this clause, the Buyer, or any administrative receiver of the Buyer or any person having the benefit of such security may assign any or all of the relevant rights to any person, but the Sellers' liability to any assignee in respect of those rights shall not be greater than if no assignment had taken place. 15.4 If there is an assignment of any of the Buyer's rights under this Agreement in accordance with clause 15.2 or clause 15.3: 15.4.1 the Sellers may discharge their obligations under this Agreement to the Buyer until they receive written notice of the assignment; 15.4.2 the assignee may enforce this Agreement as if it were named in this Agreement as the Buyer, but the Buyer shall remain liable for any obligations under this Agreement; and 15.4.3 the Sellers' liability to any assignee for any Claims, Indemnity Claims or claims under the Tax Covenant shall not be greater than if no assignment had occurred. 16 SELLERS’ REPRESENTATIVE 16.1 Each Seller irrevocably appoints the Sellers' Representative as its agent to give and receive notices and to exercise all rights and powers conferred on the Sellers' Representative under this Agreement and the other Transaction Documents. Any notice to be given under this Agreement to or by any Seller (including the Sellers collectively) may be given to or by the Sellers’ Representative. 16.2 The Sellers (acting jointly) may notify the Buyer that they have chosen a different Sellers’ Representative to replace the relevant Seller then acting as such. Any such notice will be valid only if signed by (or on behalf of) each such Seller and given in accordance with clause 21. 16.3 Any change in identity of the Sellers’ Representative will take effect 5 Business Days after notice of the change has been received by the Buyer (or if later) on the date (if any) specified in the notice. Until any such notice so takes effect, the Buyer will continue to be entitled to give notices to, and to rely on notice given (and other actions taken) by, the last Sellers’ Representative of whom it had actual knowledge.

59 16.4 The Sellers agree that the Buyer will be entitled to rely on notices given to and by the Sellers’ Representative under this Agreement as if given to and by all of the Sellers (or the relevant Seller, as appropriate) and will be entitled to rely on the exercise by the Sellers’ Representative of any of the rights and powers conferred on the Sellers’ Representative by this Agreement irrespective of whether the exercise of any of those rights or powers in a particular way, or at all, is consented to or not by any Seller. The appointment of the Sellers’ Representative will be conclusively binding on each Seller in favour of the Buyer. 16.5 Each Seller irrevocably appoints the Sellers' Representative (from time to time) as its agent to accept service of any claim form or other process in connection with this Agreement, and service on the Sellers' Representative at his address specified in clause 21.3.2 (or any replacement address notified under 21.4) shall be good service on each Seller. 17 NO AGENCY Each party confirms that they are acting on their own behalf in relation to the Transaction and not for the benefit of any other person. 18 ENTIRE AGREEMENT 18.1 This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the Transaction and supersede and extinguish all previous and contemporaneous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, and whether express or implied, relating to their subject matter. 18.2 Each party irrevocably waives any rights, claims or remedies it may otherwise have in respect of any representation, promise, assurance, warranty or undertaking given to it whether expressly or impliedly, in connection with the Transaction that is not expressly set out in the Transaction Documents except in the case of fraud or fraudulent misrepresentation. 19 VARIATION AND WAIVER 19.1 No variation of this Agreement shall be effective unless it is in writing, signed by the parties (or their authorised representatives) and expressly states that it is amending this Agreement.

60 19.2 A waiver of any right or remedy is only effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy. 19.3 A delay or failure to exercise, or the single or partial exercise of, any right or remedy does not waive that or any other right or remedy, nor does it prevent or restrict the further exercise of that or any other right or remedy. 19.4 A party that waives a right or remedy provided under this Agreement or by law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party. 20 COSTS 20.1 Except as expressly provided in this Agreement, each party shall pay their own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents, including all legal fees, advisers' fees and due diligence costs. 20.2 The Buyer shall be responsible for and shall pay all stamp taxes (within the time periods required by statute to avoid any penalty for late payment) arising on the transfer of the Sale Shares in accordance with this Agreement. 21 NOTICES 21.1 A notice given to a party under or in connection with this Agreement: 21.1.1 shall be in writing and in English; 21.1.2 shall be sent to the party for the attention of the contact and to the address, or email address specified in Schedule 1 or clause 21.3 (as the case may be), or substituted by that party in accordance with clause 21.4; 21.1.3 shall be sent by a method listed in clause 21.5; and 21.1.4 is deemed received as set out in clause 21.5 if prepared and sent in accordance with this clause 21. 21.2 Any notice to be given under this Agreement to or by any or all the Sellers, shall be deemed to have been properly given if it is given to or by (as the case may be) the Sellers' Representative.

61 21.3 The addresses and email addresses for service of notices on the Buyer and the Sellers' representative are: 21.4 A party may change its details as given in clause 21.3 or Schedule 1 (as the case may be) by giving notice. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of: 21.4.1 the date, if any, specified in the notice as the effective date for the change; and 21.4.2 the date five Business Days after deemed receipt of the notice. 21.5 This clause sets out the delivery methods for sending a notice to a party under this Agreement and, for each delivery method, the date and time when the notice is deemed to have been received: 21.5.1 if delivered by hand, at the time the notice is left at the address; 21.5.2 if sent by pre-paid first class post or other next working day delivery service providing proof of postage at 9.00 am on the second Business Day after posting; 21.5.3 if sent by pre-paid airmail providing proof of postage, at 9.00 am on the fifth Business Day after posting; or 21.5.4 if sent by email, at the time of transmission. 21.6 If deemed receipt under clause 21.5 would occur outside business hours in the place of receipt (which, in the case of service of a notice by email, shall be deemed to be the same place as is specified for service of notices on the relevant party by hand or post), it shall be deferred until business hours resume. In this clause, business hours means 9.00 am to 5.00 pm Monday to Friday on a day that is not a public holiday in the place of receipt.

62 21.7 This clause 21 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution. 22 JOINT OBLIGATIONS 22.1 The liability of the Sellers under this Agreement is several and not joint. Subject to clause 8.25, the liability of each Seller in respect of any Claim, Indemnity Claim or claim under the Tax Covenant, shall be as set out in clauses 8.5 and 8.6 and, in respect of any other obligation or undertaking, shall extend only to loss or damage arising out of that Seller’s own breach. 22.2 The Buyer may take action against, grant time or other indulgence to, or release or compromise in whole or part the liability of, any one or more of the Sellers in respect of any warranty, indemnity, or other obligation under this Agreement without affecting the liability of any of the other Sellers who are liable in respect of that warranty, indemnity or other obligation. 23 SEVERANCE If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this Agreement. 24 SURVIVAL This Agreement (other than obligations that have already been fully performed) remains in full force after Completion. 25 THIRD PARTY RIGHTS 25.1 Except as expressly provided in clauses 25.2 and 25.3, this Agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. 25.2 Clauses 4.4 and 4.6 are intended to benefit Canalside (as well as JL) and shall be enforceable by Canalside (as well as JL), subject to and in accordance with the terms of this Agreement and to the fullest extent permitted by law, with effect from and not before the date of this Agreement. Provided clauses 4.4 and 4.6 are not varied, the rights of the

63 parties to vary this Agreement are not subject to the consent of any person who is not a party to this Agreement. 25.3 The Company and each Subsidiary may enforce clauses 12 and 13, and the rights of the parties to vary this Agreement are not subject to the consent of any such person. 26 COUNTERPARTS 26.1 This Agreement may be executed by each of the parties in any number of counterparts, each of which shall constitute an original counterpart of this Agreement, and all the counterparts shall together constitute one and the same agreement. 26.2 The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic means using DocuSign or other electronic transmission in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement and no exchange of originals is necessary. 26.3 No counterpart shall be effective until each party has provided to the other at least one executed counterpart. 27 RIGHTS AND REMEDIES Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law. 28 INADEQUACY OF DAMAGES Without prejudice to any other rights or remedies that the Buyer may have, the Sellers acknowledge and agree that damages alone would not be an adequate remedy for their breach of clause 12.2 or clause 13. Accordingly, the Buyer shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of those clauses. 29 GOVERNING LAW AND JURISDICTION 29.1 This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

64 29.2 Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation. In witness whereof this document has been executed as a deed and delivered on the date first stated above.